EXHIBIT 10 (K)

(***) Indicates confidential material that has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

ASSIGNMENT AND ASSUMPTION AGREEMENT

Stratus Computer, Inc., a Massachusetts corporation having an address at 55 Fairbanks Boulevard, Marlborough, Massachusetts 07152 (“Assignor”), and Stratus Computer (DE), Inc., a Delaware corporation having an address at 55 Fairbanks Boulevard, Marlborough, Massachusetts 07152 (“Assignee”), enter into this Assignment and Assumption Agreement as of the Closing Date, as defined in the Asset Purchase Agreement dated as of January 7, 1999 (the “Asset Purchase Agreement”), between Ascend Communications, Inc. and Stratus Holdings Limited, relating to the sale of Assignor’s enterprise computer business. Terms with initial capital letters used but not defined in this Assignment and Assumption Agreement shall have the meanings ascribed to such terms in the Asset Purchase Agreement.

Preliminary Statement

Assignor is the tenant of premises (the “Premises”) described on Schedule 1 attached to this Agreement under a lease or leases that are also described on said Schedule 1 (collectively, the “Lease”). In accordance with the Asset Purchase Agreement and in connection with the sale, transfer, conveyance, assignment and delivery of Assignor’s rights, title and interest in and to the Transferred Assets, Assignor wishes to assign its rights, interests and obligations under the Lease to Assignee, and Assignee wishes to accept such assignment and assume such obligations, on the terms and conditions of this Assignment and Assumption Agreement.

Agreement

In consideration of the covenants in this Assignment and Assumption Agreement and the Asset Purchase Agreement, and for other valuable consideration, the receipt and sufficiency of which Assignor and Assignee hereby acknowledge, Assignor and Assignee agree as follows:

1. Assignment and Assumption. As of said Closing Date, Assignor hereby assigns all of its rights, interests and obligations, including, without limitation, all prepaid rent under the Lease and all of its rights, title and interest in the Premises to Assignee. Assignee hereby accepts such assignment and assumes and agrees to pay, discharge and perform all of the obligations of Assignor under the Lease.

2. Rental Adjustments. If any payments of rent, additional rent or other charges due under the Lease paid by Lessor prior to the Closing Date relate to a period which includes time both before and after the Closing Date, any such payment shall be prorated according to the fractions of the total number of days in such period that occur, respectively, before and after the Closing Date. Assignor shall pay the prorated portion of any such payment relating to the fractional period before the Closing Date, and Assignee shall reimburse Assignor for the prorated portion (“Assignee’s Portion”) of any such payment relating to the fractional period on and after the Closing Date, but only to the extent that Assignee’s Portion is not reflected on the Closing Date Balance Sheet, within three days of the final determination of the Closing Date Balance Sheet.

For Assignor’s title, see the Notice of Lease recorded with the Middlesex South Registry of Deeds at Book 29867, Page 531, and with the Middlesex South Registry District of the Land Court as Document No. 1099023.

Assignor and Assignee execute this Assignment and Assumption Agreement as a sealed instrument as of said Closing Date.

STRATUS COMPUTER, INC., a Massachusetts corporation		STRATUS COMPUTER (DE), INC., a Delaware corporation

By:	/s/ Bruce I. Sachs	By:	/s/ Frederick S. Prifty

Name:	Bruce I. Sachs	Name:	Frederick S. Prifty
Title:	President/Vice President	Title:	President/Vice President

By:	/s/ M. F. U. Ashby	By:	/s/ Robert C. Laufer

Name:	M. F. U. Ashby	Name:	Robert C. Laufer
Title:	Treasurer/Assistant Treasurer	Title:	Treasurer/Assistant Treasurer

State of Massachusetts County of Middlesex		February 25, 1999

Before me today, Bruce I Sachs, President/Vice President of Stratus Computer, Inc., appeared and acknowledged the foregoing instrument to the free and voluntary act of Stratus Computer, Inc.

(Seal)	/s/ Illegible
Notary Public My commission expires: 10-21-05

State of California County of San Francisco	April 14, 1999

Before me today, Michael F. G. Ashby, Treasurer/Assistant Treasurer of Stratus Computer, Inc., appeared and acknowledged the foregoing instrument to the free and voluntary act of Stratus Computer, Inc.

(Seal)	/s/ Kristina Graziano
Notary Public My commission expires: June 8, 1999

[GRAPHIC] State of Massachusetts County of Middlese	March 1, 1999

Before me today, Frederich S. Prifty, President/Vice President of Stratus Computer (DE), Inc., appeared and acknowledged the foregoing instrument to the free and voluntary act of Stratus Computer(DE), Inc.

(Seal)	/s/ Illegible
Notary Public My commission expires: 10-21-05

State of Massachusetts County of Middlesex	March 1, 1999

Before me today, Robert C. Laufer, Treasurer/Assistant Treasurer of Stratus Computer (DE), Inc., appeared and acknowledged the foregoing instrument to the free and voluntary act of Stratus Computer(DE), Inc.

(Seal)	/s/ Illegible
Notary Public My commission expires: 10-21-05

SCHEDULE 1

Premises: 111 Powdermill Road (also sometimes known as 113 Powerdermill Road), Maynard, Massachusetts

Lease: Lease dated January 29, 1999, between DEK Portfolio LLC and Stratus Computer, Inc.

LEASE

BY AND BETWEEN

DEK PORTFOLIO LLC

AND

STRATUS COMPUTER, INC.

January 29, 1999

ARTICLE I - REFERENCE DATA	1
1.1 BASIC LEASE TERMS:	1
1.2 EXHIBITS	3
ARTICLE II - PREMISES AND TERM	4
2.1 PREMISES	4
2.2 APPURTENANT RIGHTS AND RESERVATIONS	4
2.3 TERM	5
ARTICLE III - CONSTRUCTION	5
3.1 INITIAL CONSTRUCTION	5
3.2 DELIVERY OF POSSESION AND COMMENCEMENT DATE	5
3.3 TENANT’S EARLY ACCESS	6
3.5 GENERAL PROVISIONS APPLICABLE TO CONSTRUCTION	6
ARTICLE IV - RENT	7
4.1 BASE RENT	7
4.2 ADDITIONAL RENT	7
4.3 REAL PROPERTY TAXES	8
4.4 PAYMENTS	9
ARTICLE V - LANDLORD’S COVENANTS	10
5.1 LANDLORD’S COVENANTS DURING THE TERM	10
5.2 INTERRUPTIONS	12
ARTICLE VI - TENANT’S COVENENTS	12
6.1 TENANT’S COVENANTS DURING THE TERM	12
ARTICLE VII - CASUALTY AND TAKING	19
7.1 CASUALTY AND TAKING	19
7.2 RESERVATION OF AWARD	19
ARTICLE VIII - RIGHTS OF MORTGAGEE	20
8.1 SUBORDINATION	20
8.2 SUCCESSOR LANDLORD	21
8.3 NO PREPAYMENT OR MODIFICATION, ETC	21
ARTICLE IX - DEFAULT	21
9.1 EVENTS OF DEFAULT	21
9.2 TENANT’S OBLIGATIONS AFTER TERMINATION	22
ARTICLE X - RIGHT OF RENEWAL; RIGHT OF FIRST OFFER	24
10.1 RENEWAL OPTIONS	24
10.2 RIGHT OF FIRST OFFER	26
ARTICLE XI - MISCELLANEOUS	27
11.1 NOTICE OF LEASE	27
11.2 NOTICES FROM ONE PARTY TO THE OTHER	27
11.3 BIND AND INURE	27
11.4 NO SURRENDER	27
11.5 NO WAIVER. ETC	28
11.6 NO ACCORD AND SATISFACTION	28
11.7 CUMULATIVE REMEDIES	28
11.8 LANDLORD’S RIGHT TO CURE	28
11.9 ESTOPPEL CERTIFICATE	29

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11.10 WAIVER OF JURY TRIAL	29
11.11 ACTS OF GOD	29
11.12 BROKERAGE	30
11.13 SUBMISSION NOT AN OFFER	30
11.14 APPLICABLE LAW AND CONSTRUCTION	30
11.15 GUARANTY	31
11.16 SIGNS	32
11.17 SECURITY DEPOSIT	32

EXHIBIT A - LEGAL DESCRIPTION OF PREMISES	A-l
EXHIBIT B - WORK LETTER	B-l
EXHIBIT C - GUARANTY OF LEASE FOR ASCEND	C-l
EXHIBIT D - LIST OF MSDS’S	D-l
EXHIBIT E - FORM OF SUBORDINATION AND NON-DISTURBANCE AGREEMENT	E-l
EXHIBIT F - FORM OF IRREVOCABLE LETTER OF CREDIT	F-l
EXHIBIT G - SERVICE CONTRACTS	G-l
EXHIBIT H - GUARANTY OF LEASE FOR SUBSTITUTE GUARANTOR	H-l

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ARTICLE I

REFERENCE DATA

1.1	BASIC LEASE TERMS:

Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Section 1.1:

LANDLORD:	DEK Portfolio LLC, a Delaware limited liability company

LANDLORD’S NOTICE ADDRESS:	c/o Spaulding & Slye 255 State Street Boston, MA 02109 Attn: Treasurer

And, with a copy to:

Great Point Investors LLC 265 Franklin Street, 18th Floor Boston, MA 02110 Attn: Joseph Versaggi

TENANT:	Stratus Computer, Inc., a Massachusetts corporation

TENANT’S NOTICE ADDRESS:	Before the Commencement Date: 55 Fairbanks Road Marlboro, MA 01752 Attn: Facility Manager

After the Commencement Date, at the address of the Premises, to the attention of the Facility Manager, with a copy to the General Counsel.

And, while the Guaranty of Lease described in Section 11.15 of this Lease remains in effect, with a copy to:

Ascend Communications, Inc.

1701 Harbor Bay Parkway

Alameda, CA 94502

Attn: Director of Real Estate

And, at any time, with a copy to: Testa, Hurwitz & Thibeault, LLP 125 High Street Boston, MA 02110 Attn: Real Estate Department

PREMISES:	The property presently commonly known as 111 Powdermill Road, Maynard, Massachusetts, including four parcels of land consisting of approximately 37.174 acres in total, described on Exhibit A and shown as all of Lot MSO-2 on the plan attached to this Lease as Exhibit A-l, the entire building on said land shown on said plan (the “Building”), and all parking areas and other improvements on said land

RENTABLE FLOOR AREA OF PREMISES:	Approximately 287,037 rentable square feet based upon the Building Owners and Managers Association method of measurement (ANSI/BOMA Z65.1, effective June 6, 1996)

COMMENCEMENT DATE:	The date on which Landlord delivers possession of the Premises to Tenant pursuant to Section 3.2 hereof, free of all tenants and occupants

SCHEDULED TERM COMMENCEMENT DATE:	May 31, 1999

TERM EXPIRATION DATE:	The last day of the 120th full calendar month after the Rent Commencement Date

RENT COMMENCEMENT DATE:	The later of June 1, 1999 or one day after the Commencement Date

TERM:	Approximately ten years commencing on the Commencement Date and expiring on the Expiration Date

LEASE YEAR:	The period of twelve full calendar months beginning with the first full calendar month of the Term, and each subsequent period of twelve full calendar months during the Term

BASE RENT:

Lease Years 1-2   $(***)/annum per rentable square foot of the Premises

Lease Years 3-6   $(***)/annum per rentable square foot of the Premises

Lease Years 7-10 $(***)/annum per rentable square foot of the Premises

SECURITY DEPOSIT:	As defined in Section 11.17 of this Lease

GUARANTOR:	Ascend Communications, Inc., a Delaware corporation

TENANT IMPROVEMENT ALLOWANCE:	$(***)/RSF ($(***) based on 287,037 RSF)

PERMITTED USES:	Administration, sales and other general office purposes; research and development; and design, assembly, testing, storage and shipping

FLOOR LOAD CAPACITIES:	Slab on grade, 250 lbs. live load per square foot, Floors 2 and 3, 100 lbs. live load per square foot

BROKERS:	Spaulding & Slye Services Limited Partnership and Meredith & Grew, Inc.

1.2	EXHIBITS.

The exhibits listed below in this section are incorporated in this Lease by reference and are to be construed as part of this Lease:

EXHIBIT A	Legal Description of Premises
EXHIBIT A-1	Plan of Premises and Adjacent Property
EXHIBIT B	Work Letter
EXHIBIT C	Guaranty of Lease for Ascend
EXHIBIT D	List of MSDS’s
EXHIBIT E	Form of Subordination and Non-Disturbance Agreement
EXHIBIT F	Form of Irrevocable Letter of Credit
EXHIBIT G	Service Contracts
EXHIBIT H	Guaranty of Lease for Substitute Guarantor

ARTICLE II

PREMISES AND TERM

2.1	PREMISES.

Landlord hereby leases to Tenant, and Tenant leases from Landlord the Premises for the rents hereinafter reserved, and upon and subject to the terms and conditions of this Lease. Landlord shall deliver the Premises to Tenant free of all tenants and occupants, after having achieved Substantial Completion of Landlord’s Work, on or before the Scheduled Term Commencement Date.

2.2	APPURTENANT RIGHTS AND RESERVATIONS.

Pursuant to, and subject to the terms of, a Declaration of Covenants, Conditions and Restrictions of even date herewith, executed and declared by Landlord, approved by Tenant and recorded with the Middlesex South Registry District of the Land Court and the Middlesex South Registry of Deeds, together with the Notice of Lease relating to this Lease (the “CC&R’s”), Tenant shall have, as appurtenant to the Premises, the nonexclusive right to use and to permit its invitees to use in common with others the walkways and driveways (the “Accessways”) located on property adjacent to the Premises (the “Adjacent Property”) shown as Lot MSO-1 on Exhibit A-l, necessary for access to the Premises, which are shown as the “Roadway Easement” on the plan attached to the CC&R’s as Exhibit B-l, together with the other rights for use of portions of the Adjacent Property specified in the CC&R’s. Such rights shall always be subject to reasonable rules and regulations from time to time established by Landlord by written notice to Tenant at least 30 days in advance and to the right of Landlord to reasonably designate and change from time to time the Accessways as long as such designated or changed Accessways provide substantially equivalent ease of access to the Premises and Tenant is provided notice at least 60 days before any such change.

Tenant also consents to, and shall not interfere with, the use by the occupants of and/or the owners of the Adjacent Property of the Emergency Access Easement (as defined in the CC&R’s) located on the Premises to the extent required by law or for safety and/or emergency access, provided such occupants and owners use the Emergency Accessways in accordance with the CC&R’s. Landlord shall indemnify and hold harmless Tenant and shall defend Tenant with counsel reasonably acceptable to Tenant against all liabilities, claims, losses, damages, costs and expenses, including reasonable attorneys’ fees and expenses, arising out of the use of the Emergency Accessways by said occupants and owners, except to the extent arising from Tenant’s negligence or willful misconduct.

Subject to, and in accordance with, the CC&R’s, Tenant shall have the following easements, appurtenant to the Premises, over, under, on, affecting and encumbering the Adjacent Property: (a) an easement in, on, over and under the areas of the Adjacent Property shown as

“Utility Easement” on the plan attached to the CC&R’s as Exhibit B-3, for the installation, construction, inspection, repair, replacement, maintenance, use and operation of wires, cables, pipes, mains, conduits, trenches, manholes and other fixtures, facilities and equipment necessary or convenient to provide electricity, telephone, cable, gas, water, sewer and other utility services to the Premises, and (b) an easement for the installation, construction, inspection, repair, replacement, maintenance and operation of a sign in, on and over the areas on the Adjacent Property shown as “Sign Easement” on the plan attached to the CC&R’s as Exhibit B-5.

2.3	TERM.

The Premises are leased for the Term unless the Term shall sooner terminate pursuant to any of the terms of this Lease or pursuant to Law.

ARTICLE III

CONSTRUCTION

3.1	INITIAL CONSTRUCTION.

As indicated in the Work Letter Agreement attached hereto as Exhibit B (the “Work Letter”), Landlord shall complete the Landlord’s Work (as defined in the Work Letter) on the terms, conditions and provisions set forth in the Work Letter. Except for Landlord’s Work, Landlord is leasing the Premises to Tenant “as is,” without any representations or warranties of any kind (including, without limitation, any express or implied warranties of merchantability, fitness or habitability), subject to all recorded matters, laws, ordinances, and governmental regulations and orders. All work described in the Final Plans (as defined in the Work Letter) shall be performed by Spaulding and Slye Construction Limited Partnership who will be hired by Landlord to perform the Landlord’s Work.

3.2	DELIVERY OF POSSESION AND COMMENCEMENT DATE.

For purposes of determining the Commencement Date only, the Premises shall be considered as delivered upon the first to occur of:

(a) the date on which (i) Landlord or Landlord’s architect gives notice of Substantial Completion (as hereinafter defined) of Landlord’s Work; provided that Substantial Completion has occurred on said date, and (ii) Landlord has delivered actual possession of the Premises to Tenant free of all tenants and occupants; and

(b) if the date of substantial completion of Landlord’s Work is delayed by reason of Tenant Delays (as defined in the Work Letter), the date on which, in Landlord’s reasonable judgment, Landlord’s Work would have been substantially completed but for such Tenant Delays.

“Substantial Completion” of Landlord’s Work shall mean (i) completion of Landlord’s Work except for items which can be completed after Tenant’s occupancy without undue interference with Tenant’s use of the Premises (“Punchlist Items”) and (ii) the issuance of a certificate of occupancy for the Premises with respect to Landlord’s Work. Landlord shall use reasonable efforts to complete all Punchlist Items within thirty days or, if such completion is not feasible for any reason, as soon as conditions permit, and Tenant shall afford Landlord access to the Premises for such purpose pursuant to the terms of this Lease, provided that Landlord does not unreasonably interfere with Tenant’s use or occupancy of the Premises.

In the event the Commencement Date is delayed for more than six months after the Scheduled Commencement Date for any reason other than Tenant Delays or Force Majeure Delays (as defined in the Work Letter), Tenant shall have the right to terminate this Lease by giving thirty days’ written notice to Landlord.

3.3	TENANT’S EARLY ACCESS

Landlord shall permit Tenant access (at Tenant’s sole risk) for purposes of making measurements and installing equipment and furnishings in the Premises prior to Tenant’s taking possession of the Premises if such can be done without material interference with Landlord’s Work in the Premises and in harmony with Landlord’s contractors and subcontractors. Landlord shall use reasonable efforts, in accordance with the Work Schedule (as defined in Exhibit B attached hereto), to complete Landlord’s Work in and affecting portions of the Building, to obtain a temporary certificate of occupancy to such portions and to thereafter deliver possession of such portions to Tenant (which portions Tenant may use and occupy for the conduct of its business for the Permitted Uses), but only to the extent such reasonable efforts do not materially interfere with the performance or completion of the remainder of Landlord’s Work.

3.4	CONCLUSIVENESS OF LANDLORD’S PERFORMANCE

Except for latent defects and except to the extent Tenant shall have given Landlord notice not later than one hundred eighty days after the Commencement Date of defects in Landlord’s Work, Tenant shall have no claim that Landlord has failed to perform any of Landlord’s Work.

3.5	GENERAL PROVISIONS APPLICABLE TO CONSTRUCTION.

Tenant shall not make any installations, alterations, additions, or improvements in or to the Premises, including, without limitation, any apertures in the walls, partitions, ceilings or floors, without on each occasion obtaining the prior written consent of Landlord. Tenant shall reimburse Landlord for all reasonable and customary costs incurred by Landlord in reviewing Tenant’s proposed installation, alterations, additions or improvements, and provided further that, in order to protect the functional integrity of the Premises, all such installations, alterations, additions or improvements shall be performed by contractors selected from a list of contractors chosen by Tenant and reasonably approved by Landlord from time to time. Any such work so approved by Landlord shall be performed only in accordance with plans and specifications therefor approved by Landlord. Tenant shall procure at Tenant’s sole expense all necessary permits and licenses before undertaking any work on the Premises and shall perform all such work in a good and workmanlike manner employing materials of good quality and so as to conform with all applicable insurance requirements, laws, ordinances, regulations and orders of governmental authorities. Tenant shall require all contractors employed by Tenant to carry worker’s compensation insurance in accordance with statutory requirements and commercial general liability insurance covering such contractors on or about the Premises with a combined single limit of not less than $3,000,000 (through primary or umbrella coverage) and shall submit certificates evidencing such coverage to Landlord prior to the commencement of such work. Tenant shall indemnify and hold harmless Landlord from all injury, loss, claims or damage to any person or property occasioned by or growing out of such work. Landlord may inspect the work of Tenant at reasonable times and give notice of observed defects. Upon completion of any such work, Tenant shall provide Landlord with “as built” plans, copies of all construction contracts and proof of payment for all labor and materials. Landlord shall not unreasonably withhold, delay or condition any approval under this Section 3.5. Notwithstanding any contrary provision of this Lease, Tenant shall not have any obligation to obtain Landlord’s approval for any installations, alterations, additions or improvements that (i) do not affect the structure or exterior of the Building, (ii) do not affect the base heating, ventilation, air conditioning, plumbing, electrical or mechanical systems of the Building, or (iii) do not cost more than $50,000 in any single instance.

ARTICLE IV

RENT

4.1	BASE RENT.

Beginning on the Rent Commencement Date, Tenant agrees to pay rent to Landlord without notice or demand and without any offset or reduction whatever (except as made in accordance with the express provisions of this Lease), equal to the Base Rent in equal installments in advance on the first day of each calendar month included in the Term. If the Rent Commencement Date occurs on a day other than the first day of a calendar month, Tenant shall pay to Landlord, on the Rent Commencement Date, rent for the partial month after the Rent Commencement Date at the daily rate of Base Rent in effect during the first Lease Year for each day of such partial month on and after the Rent Commencement Date.

4.2	ADDITIONAL RENT.

All sums payable by Tenant under this Lease other than Base Rent shall be deemed “Additional Rent;” the term “Rent” shall mean Base Rent and Additional Rent. Landlord shall reasonably estimate by written notice to Tenant at least thirty days in advance and charge to Tenant the following costs (the “Total Operating Costs”), to be paid with the Base Rent throughout the Term in equal monthly installments based on Landlord’s most recent reasonable estimate: (i) all premiums for insurance which Landlord is required or permitted to maintain under Section 5.1.3 of the Lease and (ii) any costs (A) (other than costs properly classified as Capital Replacements (as such term is defined in Section 5.1.1)) attributable to the maintenance, repair and replacement of the Accessways and Improvements associated with the Drainage Easement (as such terms are defined in the CC&R’s) and attributable (on a prorated basis, as applicable) to any period included in the Term. Landlord may adjust its estimates of Total Operating Costs at any time based upon Landlord’s experience and reasonable anticipation of costs, upon at least fifteen business days prior written notice specifying the reasons for any adjustments. Such adjustments shall be effective as of the next Rent payment date after notice to Tenant. Within 120 days after the end of each fiscal year (which shall be January 1 through December 31 for this Lease) during the Term, Landlord shall deliver to Tenant a statement (the “Statement”) prepared in accordance with generally accepted accounting principles setting forth, in reasonable detail, the Total Operating Costs paid or incurred by Landlord during the preceding fiscal year. Within thirty days after Tenant’s receipt of such Statement, there shall be an adjustment made in good faith between Landlord and Tenant, with payment to or credit given by Landlord (as the case may be) in order that Landlord shall have received the actual amount of Total Operating Costs for such period. Landlord shall maintain its books and records relating to Total Operating Costs in accordance with generally accepted accounting principles. Tenant (and its accountants and representatives) shall have the right, within sixty days of receipt of the Statement, to notify Landlord that it would like to audit Landlord’s books and records with respect to the Total Operating Costs. Such audit is to be at Tenant’s sole cost and expense (except as provided in the following sentence) and is to performed and completed within six months of the receipt of the Statement by Tenant. If such audit reveals that the Total Operating Costs billed to Tenant exceed the actual Total Operating Costs by more than ten percent, Landlord shall pay the reasonable costs of such audit.

In addition to its obligation to pay Base Rent and Total Operating Costs, Tenant is required under other provisions of this Lease to pay directly to suppliers, vendors, carriers, contractors, etc. certain insurance premiums, utility costs, personal property taxes, Real Property Taxes (as defined below) maintenance and repair and other expenses (collectively “Additional Expenses”). If Landlord pays for any Additional Expenses in accordance with the terms of this Lease, Tenant’s obligation to reimburse such costs shall be an Additional Rent obligation. Additional Rent shall also include any other amounts or charges payable by Tenant to Landlord hereunder. Unless this Lease provides otherwise, Tenant shall pay all Additional Rent then due with the next monthly installment of Base Rent due at least 30 days after Tenant received written notice of the amount of such Additional Rent.

4.3	REAL PROPERTY TAXES.

Tenant shall pay all Real Property Taxes on the Premises attributable to any period included in the Term; provided, however, if the Term includes only a portion of a fiscal tax period, the Real Property Taxes for such period shall be prorated according to the fraction of the total days in such period falling within the Term, and Tenant shall be responsible for paying only such prorated amount. If Landlord shall receive a refund of any Real Property Taxes which Tenant has paid, Landlord shall pay to Tenant the amount of such refund after deducting therefrom the costs and expenses incurred by Landlord in connection therewith. The term “Real Property Taxes” shall mean taxes, assessments (special, betterment, or otherwise), levies, fees, rent taxes, impositions, excises, charges, water and sewer rents and charges, and all other government levies and charges, general and special, ordinary and extraordinary, foreseen and unforeseen, which are imposed or levied upon or assessed against the Premises or any Rent or other sums payable by any tenants or occupants thereof. If at any time during the term the present system of ad valorem taxation of real property shall be changed so that in lieu of the whole or any part of the ad valorem tax on real property, or in lieu of increases therein, there shall be assessed on Landlord a capital levy or other tax on the gross rents received with respect to the Property or a federal, state, county, municipal, or other local income, franchise, excise or similar tax, assessment, levy, or charge (distinct from any now in effect) measured by or based, in whole or in part, upon gross rents, then all of such taxes, assessments, levies, or charges, to the extent so measured or based,, shall be deemed to be a Real Property Tax. Notwithstanding any other provision of this Lease, Real Property Taxes shall not include, and Tenant shall have no obligation to pay, any taxes on Landlord’s net income. Landlord shall promptly deliver to Tenant any bills for Real Property Taxes from the taxing authority, and Tenant shall pay all Real Property Taxes directly to the taxing authority before the later of (i) ten days in advance of the date such Real Property Taxes are due without penalty and (ii) ten days after Tenant received from Landlord the bill for such Real Property Taxes. Tenant shall deliver to Landlord within five business days of such later date, reasonable evidence that Tenant has paid such Real Property Taxes.

Tenant shall have the right, but not the obligation, to dispute any Real Property Taxes attributable to any fiscal tax period included wholly or partially within the Term, in Landlord’s or Tenant’s name. Upon Tenant’s request and at Tenant’s expense, Landlord shall cooperate fully with Tenant in any action or procedure to dispute any Real Property Taxes. Notwithstanding the foregoing, if Tenant does not elect to dispute or contest any Real Property Taxes, Landlord may do so, and Landlord shall be entitled to reimbursement for the cost of such contest from any reduction in Real Property Taxes obtained through such dispute or contest.

4.4	PAYMENTS.

All payments of Rent shall be made to Landlord at Landlord’s Notice Address, or to such other person as Landlord may from time to time designate by written notice to Tenant. If any installment of Rent is paid more than 5 days after the due date thereof, at Landlord’s election, it shall bear interest from such due date at a rate equal to the average prime commercial rate from time to time established by BankBoston plus 4% per annum, which interest shall be immediately due and payable as further Additional Rent.

ARTICLE V

LANDLORD’S COVENANTS

5.1	LANDLORD’S COVENANTS DURING THE TERM.

Landlord covenants during the Term:

5.1.1 Replacements. Except as otherwise provided in Article VII, to perform (or cause to be performed) (a) at Landlord’s expense, subject to reimbursement in the manner and to the extent provided in Section 4.2 of this Lease, any maintenance, repairs and replacements necessary to keep the Accessways and any drainage facilities on or serving the Premises in good condition and working order and in compliance with all applicable laws, and (b) at Landlord’s sole expense, all Capital Replacements (as hereinafter defined) necessary to keep in good condition and working order and in compliance with all applicable laws (i) the parking areas on the Premises, (ii) any other exterior areas of the Premises to the extent required by law or any permits relating to the Premises (other than as a result of Tenant’s use of the Premises) and (iii) the roof, foundation, exterior walls, floor slabs, columns and other structural components of the Premises (such areas and structural components being the “Structural and Exterior Components”). “Capital Replacements” shall mean and include any replacements to the Structural and Exterior Components. In the instance where Landlord and Tenant do not agree as to whether Landlord should perform (or should have performed) a replacement of a Structural and Exterior Component or Tenant should continue (or should have continued) to perform ordinary repairs, a “Capital Replacement” by Landlord shall be required when the costs (which have been incurred, or which are reasonably expected to be incurred over a minimum period of two calendar years) of ordinary repairs (i.e. not caused by Tenant’s acts or negligence) necessary to keep the Structural and Exterior Component in good condition and working order and in compliance with applicable laws exceeds the annual amortized portions (over the same two-year period) of the cost of a replacement or improvement of such Structural and Exterior Components (assuming the total cost of any replacement or improvement to the Structural and Exterior Components is amortized on a straight-line basis over the useful life of such replaced or improved item).

5.1.2 Quiet Enjoyment. That Landlord has the right to make this Lease and that Tenant on paying the Rent and performing its obligations hereunder shall peacefully and quietly have, hold and enjoy the Premises throughout the Term without any manner of hindrance or molestation from Landlord or anyone claiming under Landlord, subject however to all the terms and provisions hereof.

5.1.3. Insurance. During the Term, Landlord shall maintain in effect all risk insurance covering loss of or damage to the Premises in the amount of its replacement value with such endorsements and deductibles as Landlord shall reasonably determine from time to time. Landlord shall have the right to obtain flood, earthquake, and such other insurance as Landlord shall reasonably determine from time to time or shall be required by any lender holding a security interest in the Premises. Landlord shall not obtain insurance for Tenant’s trade fixtures, equipment or building improvements. During the Term, Landlord shall also maintain a rental income insurance policy, with loss payable to Landlord, in an amount equal to one year’s Base Rent, plus estimated real property taxes, operating expenses, and insurance premiums. Tenant shall not do or permit anything to be done which shall invalidate any such insurance, but such insurance shall permit Tenant to conduct the Permitted Uses in the ordinary course. Any policy obtained by Landlord shall not be contributory, shall not provide primary insurance, and shall be excess over any insurance maintained by Tenant. Any policy of all-risk insurance carried by Landlord with respect to the Premises shall include an endorsement waiving all rights of subrogation against Tenant, and, notwithstanding any other provision of this Lease, Landlord waives all claims against Tenant (including claims arising from Tenant’s negligence) for damage to the Premises to the extent such damage would have been covered by insurance required to be carried by Landlord under this Lease. Landlord shall also maintain during the Term a policy of general liability insurance with respect to the Premises naming Tenant as an additional insured, with a cross-liability endorsement.

5.1.4 Hazardous Substances. That except as disclosed in the Phase I Environmental Site Assessment, Digital Equipment Corporation, MSO-2, 111 Powder Mill Road, Maynard, Massachusetts prepared by ENSR dated October 1998, to its knowledge, there are no hazardous substances (as defined in Section 6.1.3 below) on the Premises as of the date of this Lease. Landlord shall indemnify and hold harmless Tenant from any liabilities, losses, damages, costs, expenses (including reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments arising from any hazardous substances present on the Premises as of the date of this Lease or introduced to the Premises after such date as a result of the negligence or willful misconduct of Landlord or any Indemnified Parties (as hereinafter defined).

5.1.5 Indemnity. To indemnify and hold harmless Tenant from any liabilities, losses, damages, costs, expenses (including reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments arising from any breach by Landlord of its obligations under this Lease or any act of negligence of Landlord or any Indemnified Parties, except to the extent arising out of the negligence or willful misconduct of Tenant or its agents, employees, contractors or invitees.

5.1.8 Representations and Warranties. Landlord represents and warrants to Tenant as of the date hereof that (a) Landlord owns the Premises and the Adjacent Property, (b) Landlord is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in the Commonwealth of Massachusetts, (c) Landlord has all necessary power and authority to own, manage and operate the Premises and to enter into this Lease, and (d) Landlord and its members have taken all actions necessary to authorize the execution and delivery of this Lease and to perform its obligations under this Lease.

5.1.9 Tenant’s Access. Tenant shall have access to the Premises at all times (24 hours each day and seven days each week).

5.1.10 Tenant’s Costs. In case Tenant shall be made party to any litigation commenced by or against Landlord or by or against any Indemnified Parties or any other parties claiming under Landlord, except any litigation covered by Tenant’s indemnity under Section 6.1.7 of this Lease, Landlord shall pay to Tenant all reasonable costs, including without limitation reasonable counsel fees incurred or imposed upon Tenant in connection with such litigation. Landlord shall also pay to Tenant all reasonable costs, including without limitation reasonable attorneys’ fees, incurred by Tenant in successfully enforcing Landlord’s obligations under this Lease.

5.2	INTERRUPTIONS.

Landlord shall not be liable to Tenant for any compensation or reduction of Rent by reason of inconvenience or annoyance or for loss of business arising from power losses or shortages or from the necessity of Landlord’s entering the Premises for any of the purposes in this Lease authorized, or for repairing the Premises or any portion thereof. In case Landlord is prevented or delayed from making any repairs, alterations or improvements, or furnishing any service or performing any other covenant or duty to be performed on Landlord’s part, by reason of any cause beyond Landlord’s reasonable control, Landlord shall not be liable to Tenant therefor, nor, except as expressly otherwise provided in Article VII, shall Tenant be entitled to any abatement or reduction of rent by reason thereof, nor shall the same give rise to a claim in Tenant’s favor that such failure constitutes actual or constructive total or partial, eviction from the Premises.

Landlord reserves the right to stop any service or utility system when necessary by reason of accident or emergency acting in good faith, until necessary repairs have been completed. Except in case of emergency repairs, Landlord will give Tenant reasonable advance written notice of any contemplated stoppage and will use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof.

Landlord also reserves the right, by written notice to Tenant at least 30 days in advance, to institute such policies, programs and measures as may be required to comply with applicable codes, rules, regulations or standards.

ARTICLE VI

TENANT’S COVENENTS

6.1	TENANT’S COVENANTS DURING THE TERM.

Tenant covenants during the Term and such further time as Tenant occupies any part of the Premises:

6.1.1 Tenant’s Payments. To pay when due (a) all Base Rent and Additional Rent, (b) all taxes which may be imposed on Tenant’s personal property in the Premises (including, without limitation, Tenant’s fixtures and equipment) regardless to whomever assessed, (c) all charges by public utilities for telephone, electricity and other utility services (including service inspections therefor) rendered to the Premises, (d) all premiums for insurance required by Section 6.1.8 and Section 4.2 and (e) as Additional Rent, all other charges payable to Landlord pursuant to this Lease.

6.1.2 Repairs and Yielding Up. Except as otherwise provided in Article VII and Section 5.1.1, at Tenant’s sole expense to keep the Premises, including the electrical, plumbing, fire protection, and heating, ventilation and air conditioning systems and equipment, and the Improvements associated with the Utility Easement, Detention Basin Easement and Sign Easement (as such terms are defined in the CC&R’s) in as good order, repair and condition as exists on the Commencement Date or in such improved condition as it may be put during the course of the Lease Term, reasonable wear and damage by fire, casualty and eminent domain excepted (subject to the terms of Section 7.1), and to make all necessary or customary repairs thereto in order to do so; and at the expiration or termination of this Lease peaceably to yield up the Premises and all changes and additions therein in such order, repair and condition, first removing all goods and effects of Tenant and any items, the removal of which is required by agreement or specified herein to be removed at Tenant’s election and which Tenant elects to remove, and repairing all damage caused by such removal and restoring the Premises and leaving them clean and neat.

In connection with Tenant’s obligations under this Section 6.1.2, Tenant shall enter into, at its sole cost and expense, maintenance and service contracts with respect to the items listed on Exhibit G attached hereto (“Service Contracts”). The Service Contracts and the vendors thereunder shall be subject to Landlord’s reasonable approval and Tenant shall provide Landlord copies of the Service Contracts and related inspection reports.

6.1.3 Occupancy and Use. Continuously from the Commencement Date, to use and occupy the Premises only for the Permitted Uses; not to injure or deface the Premises; and not to permit in the Premises any use thereof which is contrary to law or ordinances, or creates a nuisance or to render necessary any alteration or addition to the Building; not to dump, flush, or in any way introduce any hazardous substances or any other toxic substances into the septic, sewage or other waste disposal system serving the Premises, not to generate, store or dispose of hazardous substances in or on the Premises without the prior written consent of Landlord, which shall not be unreasonably withheld, delayed or conditioned, and then only in compliance with the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. §6901 et seq., and all other applicable laws, ordinances and regulations; to notify Landlord of any incident which would require the filing of a notice under applicable federal, state, or local law; not to store or dispose of hazardous substances on the Premises without first submitting to Landlord a list of all such hazardous substances and all permits required therefor and thereafter providing to Landlord on an annual basis Tenant’s certification that all such permits have been renewed with copies of such renewed permits; and to comply with the orders and regulations of all governmental authorities with respect to zoning, building, fire, health and other codes, regulations, ordinances or laws, to the extent applicable to Tenant’s use of the Premises, including without limitation, the Americans with Disabilities Act. “Hazardous substances” as used in this paragraph shall mean “hazardous substances” as defined in the Comprehensive Environmental Response

Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601 and regulations adopted pursuant to said Act; provided, however, “hazardous substances” shall not include customary quantities of ordinary office and cleaning products, fuel for any generators on the Premises, the substances identified on the list attached to this Lease as Exhibit D, and any lubricants, paint, solvents and other substances used in Tenant’s business operations and approved by Landlord, which approval shall not be unreasonably withheld, delayed or conditioned. On each anniversary of the Commencement Date, Tenant shall provide in writing to Landlord a report of all hazardous substances (including for this purpose those listed on Exhibit D) which have been disposed of from the Premises to any other location, including information regarding the quantity and the location to which such items were disposed.

6.1.4 INTENTIONALLY DELETED

6.1.5 Safety Appliances. To keep the Premises equipped with all safety appliances required by law or ordinance or any other regulation of any public authority because of any use made by Tenant and to procure all licenses and permits so required because of such use and, if reasonably requested by Landlord, to do any work so required because of such use, it being understood that the foregoing provisions shall not be construed to broaden in any way Tenant’s Permitted Uses.

6.1.6 Assignment and Subletting. (A) Not without the prior written consent of Landlord to assign this Lease (including the granting of any leasehold mortgage), to make any sublease, or to permit occupancy of the Premises or any part thereof by anyone other than Tenant, voluntarily or by operation of law; as Additional Rent, to reimburse Landlord promptly for reasonable and customary legal and other expenses incurred by Landlord in connection with any request by Tenant for consent to assignment or subletting; no assignment or subletting shall affect the continuing primary liability of Tenant (which, following assignment, shall be joint and several with the assignee); no consent to any of the foregoing in a specific instance shall operate as a waiver in any subsequent instance. Landlord’s consent to any proposed assignment or subletting is required both as to the terms and conditions thereof, and as to the creditworthiness of the proposed assignee or subtenant and the consistency of the proposed assignee’s or subtenant’s business with the Permitted Uses of the Premises. Landlord’s consent to assignment or subletting by Tenant shall not be unreasonably withheld, conditioned or delayed, provided that Tenant is not then in default under this Lease after notice and the expiration of any applicable grace period. No assignment of this Lease (except as permitted under Section 6.1.6(B)) shall be enforceable against any Superior Mortgagees (as hereinafter defined) unless consented to in writing by all Superior Mortgagees, if any. Notwithstanding the preceding sentence, in the instance that a Superior Mortgagee (as defined in Section 8.1) does not consent to a requested assignment or sublease, Landlord shall be deemed to have acted reasonably in withholding its consent to such assignment or sublease, but Landlord shall use reasonable efforts to obtain such consent for each Superior Mortgagee. In the event that any assignee or subtenant pays to Tenant any consideration attributable to the interest in this Lease or the Premises so assigned or subleased in excess of the Rent then payable hereunder, or pro rata portion thereof on a square footage basis for any portion of the Premises, after deducting Tenant’s reasonable attorneys’ fees, brokerage commissions and other expenses relating to such assignment or sublease and any unamortized (on a straight-line basis over the Term) portion of the Excess Costs (as defined in the Work Letter), Tenant shall promptly pay 50% of said net excess to Landlord as and when received by Tenant. If (a) Tenant requests Landlord’s consent to assign this Lease or sublet one entire floor (or more) of the Building, or (b) the assignment or sublease term will expire not less than three or fewer months before the end of the Lease Term, Landlord shall have the option, exercisable by written notice to Tenant given within 10 days after receipt of such request, to terminate this Lease as of a date specified in such notice which shall be not less than 60 or more than 90 days after the date of such notice.

(B) Notwithstanding the foregoing, Tenant shall have the right, without Landlord’s consent and without giving Landlord the option to terminate this Lease and without any obligation to pay any excess consideration to Landlord, to assign this Lease or sublet all or any portion of the Premises, voluntarily or by operation of law, to a business organization controlling, controlled by or under common control with Tenant or in connection with the merger or consolidation of or into Tenant or the sale of all or substantially all of Tenant’s assets. Tenant shall also have the right, without Landlord’s consent, to assign this Lease to a duly organized and validly existing corporation qualified to do business in Massachusetts (“Newco”), provided that the following conditions (the “Newco Assignment Conditions”) are met: (i) the Security Deposit shall have been delivered to Landlord, (ii) Newco shall deliver to Landlord a Guaranty of Lease, executed by the corporation that is the direct or indirect parent of Newco and of the group of entities which together with Newco, will, as of the date of such assignment, own the assets of the enterprise computer business of Stratus Computer, Inc., the Massachusetts corporation (“Substitute Guarantor”) in the form of Exhibit H, and (iii) at the time of such assignment, “cash equity” (defined as the cash proceeds obtained from equity financing associated with the acquisition of the assets of the enterprise computer business of Stratus Computer, Inc., the Massachusetts corporation and the original Tenant under this Lease), on a consolidated basis, will be no less than $50,000,000 and will be no less than 50% of long term debt, on a consolidated basis, associated with such enterprise computer business. Newco, Substitute Guarantor and Investcorp International, Inc. (“Investcorp”) shall certify in writing to Landlord that the foregoing condition (iii) has been satisfied and Substitute Guarantor will cause to be delivered to Landlord a supporting legal opinion from counsel in the jurisdiction in which it was formed substantially in the form delivered to Landlord’s counsel on January 28, 1999. Upon such assignment, Stratus Computer, Inc., the Massachusetts corporation, shall be released from all liabilities and obligations under this Lease arising or accruing after the effective date of such assignment. Notwithstanding that Landlord’s consent is not required with respect to an assignment or sublease described in this paragraph, Tenant shall give Landlord at least 30 days prior written notice of such assignment or sublease and shall provide Landlord copies of the assignment or sublease together with any other related documents reasonably requested by Landlord.

6.1.7 Indemnity. To defend, with counsel reasonably approved by Landlord, all actions against Landlord, its officers, directors, members, employees, agents and advisors, and any holders of mortgages secured by the Premises (“Indemnified Parties”) with respect to, and to indemnify and save harmless, to the extent permitted by law, all Indemnified Parties from and against, any and all liabilities, losses damages, costs, expenses (including reasonable attorneys’

fees and expenses), causes of action, suits, claims, demands or judgments of any nature (a) to which any Indemnified Party is subject because of its estate or interest in the Premises, and (b) arising from (i) injury to or death of any person, or damage to or loss of property, on the Premises, or on the Accessways, to the extent connected with the use, condition or occupancy of any of such Accessways by Tenant or its employees, agents, contractors or invitees, (ii) a breach of Tenant’s obligations under this Lease, or (iii) any act, negligence or willful misconduct of Tenant or its employees, agents, contractors, licensees, sublessees or invitees; except to the extent arising from the negligence or willful misconduct of Landlord or any Indemnified Party.

6.1.8 Tenant’s Liability Insurance.

a. Liability Insurance. To maintain in effect commercial general liability insurance insuring Tenant against liability for bodily injury, property damage (including loss of use of property) and personal injury at the Premises. Such insurance shall name Landlord, its property manager, any mortgagee of which Tenant has received written notice, and Great Point Investors LLC, as additional insureds. The initial amount of such insurance shall be One Million Dollars ($1,000,000) per occurrence, Two Million Dollars ($2,000,000) in the aggregate and Ten Million Dollars ($10,000,000) as umbrella coverage, and shall be subject to reasonable periodic increases specified by Landlord based upon inflation. The liability insurance obtained by Tenant under this Section 6.1.8 shall (i) be primary and (ii) insure Tenant’s obligation to Landlord under Section 6.1.7 under a standard contractual liability endorsement. The amount and coverage of such insurance shall not limit Tenant’s liability nor relieve Tenant of any other obligation under this Lease.

b. Worker’s Compensation Insurance. To maintain in effect Worker’s Compensation Insurance (including Employees’ Liability Insurance) in the statutory amount covering all employees of Tenant employed or performing services at the Premises, in order to provide the statutory benefits required by the laws of the state in which the Premises are located.

c. Automobile Liability Insurance. To maintain in effect Automobile Liability Insurance, including but not limited to, passenger liability, on all owned, nonowned, and hired vehicles used in connection with the Premises, with a combined single limit per occurrence of not less than One Million Dollars ($1,000,000) per vehicle for injuries or death of one or more persons or loss or damage to property.

d. Personal Property Insurance. To maintain in effect Personal Property Insurance covering Tenant’s personal property and trade fixtures from time to time in, on, or at the Premises, in an amount not less than 100% of the full replacement cost, without deduction for depreciation, providing protection against events protected under “All Risk Coverage,” as well as against sprinkler damage, vandalism, and malicious mischief. Any proceeds from the Personal Property Insurance shall be used for the repair or replacement of the property damaged or destroyed, unless this Lease is terminated under an applicable provision herein.

e. Business Interruption Insurance. To maintain in effect Business Interruption Insurance, providing in the event of damage or destruction of the Premises an amount sufficient to sustain Tenant for a period of not less than one year for: (i) the net profit that would have been realized had Tenant’s business continued; and (ii) such fixed charges and expenses as must necessarily continue during a total or partial suspension of business to the extent to which they would have been incurred had no business interruption occurred, including, but not limited to, interest on indebtedness of Tenant, salaries of executives, foremen, and other employees under contract, charges under noncancelable contracts, charges for advertising, legal or other professional services, taxes and rents that may still continue, trade association dues, insurance premiums, and depreciation.

f. General Insurance Provisions.

(i) Any insurance which Tenant shall be required to maintain under this Lease shall include a provision which requires the insurance carrier to give Landlord not less than thirty days’ written notice prior to any cancellation or modification of such coverage.

(ii) Prior to the earlier of Tenant’s entry into the Premises or the Commencement Date, Tenant shall deliver to Landlord an insurance company certificate that Tenant maintains the insurance required by Sections 6.1.8(a)-(e) and not less than thirty days prior to the expiration or termination of any such insurance, Tenant shall deliver to Landlord renewal certificates therefor. Tenant shall provide Landlord with copies of the policies promptly upon request from time to time. If Tenant shall fail to deliver any certificate or renewal certificate to Landlord required under this Lease within the prescribed time period or if any such policy shall be canceled or modified in a manner materially adverse to Landlord during the Lease Term without Landlord’s consent, Landlord may, after notice and the expiration of the applicable grace period, obtain such insurance, in which case Tenant shall reimburse Landlord, as Additional Rent, for the cost of procuring such insurance within ten days after receipt of a statement of the cost of such insurance. Each time, if any, Tenant exercises a Renewal Option pursuant to Article 10 of this Lease, Landlord shall have the right to reasonably adjust or modify the terms of Tenant’s insurance requirements hereunder.

(iii) Tenant shall maintain all insurance required under this Lease with companies having a “General Policy Rating” of A-X or better, as set forth in the most current issue of the Best Key Rating Guide. Landlord and Tenant, on behalf of themselves and their insurers, each hereby waive any and all rights of recovery against the other, or against the officers, partners, members, employees, agents, or representatives of the other, for loss of or damage to its property or the property of others under its control, if such loss or damage shall be covered by any insurance policy in force (whether or not described in this Lease) at the time of such loss or damage. All property insurance carried by either party shall contain a waiver of subrogation against the other party to the extent such right shall have been waived by the insured party prior to the occurrence of loss or injury.

6.1.9 Landlord’s Right of Entry. To permit Landlord and Landlord’s agents entry upon reasonable advance notice and without material interference with Tenant’s use of the Premises: to examine the Premises at reasonable times and, if Landlord shall so elect, to make repairs or replacements as required or permitted by this Lease; to remove, at Tenant’s expense, any changes, additions, signs, curtains, blinds, shades, awnings, aerials, flagpoles, or the like not consented to in writing (to the extent required under this Lease); and to show the Premises to prospective tenants during the 12 months preceding expiration of the Term and to prospective purchasers and mortgagees at all reasonable times, upon compliance with Tenant’s normal security procedures.

6.1.10 Loading. Not to place Tenant’s property, as described in Section 6.1.12, upon the Premises so as to exceed the Floor Load Capacities; Tenant’s business machines and mechanical equipment which cause vibration or noise that may be transmitted to the Building structure shall be placed and maintained by Tenant in settings of cork, rubber, spring, or other types of vibration eliminators sufficient to eliminate such vibration or noise,

6.1.11 Landlord’s Costs. In case Landlord shall be made party to any litigation commenced by or against Tenant or by or against any parties in possession of the Premises or any part thereof claiming under Tenant, except any litigation arising out of a breach by Landlord of its obligations under this .Lease or the negligence or willful misconduct of Landlord or its agents, employees or contractors (unless Landlord is the prevailing party in such litigation), to pay, as Additional Rent, all reasonable costs including, without implied imitation, reasonable counsel fees incurred by or imposed upon Landlord in connection with such litigation and, as Additional Rent, also to pay all such costs and fees incurred by Landlord in connection with the successful enforcement by Landlord of any obligations of Tenant under this Lease.

6.1.12 Tenant’s Property. All the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Tenant and of all persons claiming by, through or under Tenant which, during the continuance of this Lease or any occupancy of the Premises by Tenant or anyone claiming under Tenant, may be on the Premises, shall be at the sole risk and hazard of Tenant, and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft, or from any other cause, no part of said loss or damage is to be charged to or to be borne by Landlord, unless due to the gross negligence of Landlord.

6.1.13 Labor or Materialmen’s Liens. To pay promptly when due the entire cost of any work done on the Premises by Tenant, its agents, employees, or independent contractors; not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to the Premises; and to discharge any such liens which may so attach within five business days after receiving notice of such liens.

6.1.14 Holdover. (A) For the first sixty days that Tenant shall retain possession of the Premises or any part thereof after the termination of this Lease, whether by lapse of time or otherwise, to pay to Landlord 150% of the greater of (a) the then fair market rent as determined in good faith by Landlord or (b) the total of the Base Rent and Additional Rent then applicable for each month or portion thereof; (B) thereafter, for each month or portion thereof that Tenant shall retain possession of the Premises or any part thereof, whether by lapse of time or otherwise, to pay to Landlord twice the greater of (a) the then fair market rent as determined in good faith by Landlord or (b) the total of the Base Rent and Additional Rent then applicable for each month or portion thereof; and (C) also to pay all damages sustained by Landlord on account thereof. The provisions of this Subsection 6.1.14 shall not operate as a waiver by Landlord of the right of re-entry provided in this Lease.

ARTICLE VII

CASUALTY AND TAKING

7.1	CASUALTY AND TAKING.

In case during the Term all or any substantial part of the Premises, are damaged materially by fire or any other cause, or by action of public or other authority in consequence thereof, or are taken by eminent domain (any such event referred to herein as a “Casualty”), Tenant shall have the right to terminate this Lease, by notice to Landlord within 30 days after the occurrence of the event giving rise to the election to terminate, which notice shall specify the effective date of termination which shall be not less than 30 nor more than 60 days after the date of notice of such termination. If a Casualty occurs during the last two Lease Years, or if any Superior Mortgagee (as hereinafter defined) refuses to release, after receiving them, sufficient proceeds of any insurance or taking for the restoration of the Premises, then Landlord shall have the right to terminate this Lease by written notice to Tenant within 30 days after the occurrence of the event giving rise to the election to terminate, which notice shall specify the effective date of termination, which date shall not be less than 30 days nor more than 60 days after the date of notice of such termination. If neither party terminates this Lease as provided above, Landlord shall use due diligence to restore the Premises, or, in case of a taking, what may remain thereof (excluding any items installed or paid for by Tenant which Tenant may be required or permitted to remove) as near as possible to the condition that existed before the Casualty, and a just proportion of the Base Rent according to the nature and extent of the injury shall be abated until the Premises or such remainder shall have been restored by Landlord to such condition; and in case of a taking which permanently reduces the area of the Premises, a just proportion of the Base Rent and shall be abated for the remainder of the Term. If Landlord shall fail for any reason to restore the Premises as near as possible to the condition that existed before the Casualty within 180 days after the Casualty (unless such failure is due to Force Majeure Delays or if Landlord, acting reasonably, has commenced restoration, is diligently continuing to restore and has not been able to complete such restoration, in which case such 180-day period shall be extended while such Force Majeure Delays, or Landlord’s diligent efforts to restore the Premises, continue, but such extension shall not exceed an additional 180 days), then Tenant shall have the right to terminate this Lease by written notice to Landlord within 10 business days after the end of the 180-day period (as so extended, as the case may be), which notice shall specify the effective date of termination, which date shall not be less than 30 days nor more than 60 days after the date of notice of such termination. Any notices delivered by Landlord or Tenant pursuant to this Section 7.1 shall be simultaneously delivered to any Superior Mortgagee or Superior Lessor (as defined in Section 8.1) of which Tenant has been given written notice.

7.2	RESERVATION OF AWARD.

Landlord reserves to itself any and all rights to receive awards made for damages to the Premises and the leasehold hereby created, accruing by reason of exercise of eminent domain or by reason of anything lawfully done in pursuance of public or other authority. Tenant hereby releases and assigns to Landlord all Tenant’s rights to such awards, and covenants to deliver such further assignments and assurances thereof as Landlord may from time to time request, and hereby irrevocably designates and appoints Landlord its attorney- in-fact to execute and deliver in Tenant’s name and behalf all such further assignments thereof. It is agreed and understood, however, that Landlord does not reserve to itself, and Tenant does not assign to Landlord, any damages payable for (i) trade fixtures installed by Tenant or anybody claiming under Tenant, at its own expense or (ii) relocation expenses recoverable by Tenant from such authority in a separate action.

ARTICLE VIII

RIGHTS OF MORTGAGEE

8.1	SUBORDINATION.

Provided that Tenant shall have received a Subordination and Non-Disturbance Agreement (a “Non-Disturbance Agreement”), in recordable form, from each present and future holder of any Superior Mortgage (a “Superior Mortgagee”) or the lessor under any Superior Lease (a “Superior Lessor”) substantially in the form attached hereto as Exhibit E, this Lease and all rights of Tenant hereunder shall be subject and subordinate in all respects to (a) all present and future ground leases, operating leases, superior leases, overriding leases and underlying leases and grants of term of the Premises or any portion thereof (collectively, including the applicable items set forth in Subdivision (d) of this Section 8.1, the “Superior Lease”) whether or not the Superior Lease shall also cover other lands or buildings, (b) all mortgages and building loan agreements, including leasehold mortgages, which may now or hereafter affect the Premises or the Superior Lease (collectively, including the applicable items set forth in Subdivisions (c) and (d) of this Section 8.1, the “Superior Mortgage”), whether or not any Superior Mortgage shall also cover other lands or buildings or leases, (c) each advance made or to be made under any Superior Mortgage, and (d) all renewals, modifications, replacements, substitutions and extensions of any Superior Lease and any Superior Mortgage. Contemporaneously with the execution of this Lease, Landlord shall deliver to Tenant a Non-Disturbance Agreement for all present Superior Mortgagees and Superior Lessors. Any Superior Mortgagee may elect that this Lease shall have priority over such Superior Mortgage and, upon notification thereof by such Superior Mortgagee to Tenant, this Lease shall be deemed to have priority over such Superior Mortgage, whether this Lease is dated prior to or subsequent to the date of such Superior Mortgage. Tenant agrees that it will take no steps to terminate this Lease or abate Rent payable hereunder without giving each Superior Lessor and Superior Mortgagee (of which Tenant has been notified in writing), written notice of any default by Landlord and the opportunity to cure such default (without any obligation on the part of any such person to cure such default) within 45 days thereafter or, if such Superior Lessor or Superior Mortgagee commences such cure within 10 business days and diligently and continuously pursues such cure to completion, such longer period as may be reasonably necessary to effect such cure.

8.2	SUCCESSOR LANDLORD.

For purposes of this Section 8.2, the term “Successor Landlord” shall mean and include (i) any person, including but not limited to any Superior Lessor or Superior Mortgagee, who, prior to the termination of this Lease, acquires or succeeds to the interest of Landlord under this Lease through summary proceedings, foreclosure action, assignment, deed in lieu of foreclosure or otherwise, and (ii) the successors and assigns of any person referred to in clause (i) of this sentence. Upon any Successor Landlord’s so acquiring, or so succeeding to, the interest of Landlord under this Lease, Tenant shall, at the election and upon the request of the Successor Landlord, fully attorn to and recognize such Successor Landlord as Tenant’s landlord under this Lease upon the then executory terms of this Lease, but only if such Successor Landlord is bound by a Non-Disturbance Agreement and only in accordance with such Non-Disturbance Agreement. No Successor Landlord shall be bound by any prepayment of rent or additional rent for more than one month in advance or any amendment or modification of this Lease made without the consent of the Superior Mortgagee or Superior Lessor from which such Successor Landlord derives its interest in this Lease or the Premises. Upon demand of any such Successor Landlord, Tenant agrees to execute instruments to evidence and confirm the foregoing provisions of this Section reasonably satisfactory to any such Successor Landlord.

8.3	NO PREPAYMENT OR MODIFICATION, ETC.

Tenant shall not pay Rent, or any other charge more than thirty days prior to the due date thereof; no prepayment of the Rent (except one monthly installment of Base Rent) or other charge, and no agreement to modify the Lease so as to reduce the Rent, change the Term, or otherwise materially change the rights of Landlord under this Lease, or to relieve Tenant of any material obligations or liability under this Lease, shall be enforceable against any Superior Mortgagees unless consented to in writing by all Superior Mortgagees, if any.

ARTICLE IX

DEFAULT

9.1	EVENTS OF DEFAULT.

There shall be an “Event of Default” hereunder if:

(i) any default by Tenant continues after notice (describing such default in reasonable detail), (a) in case of the payment of Rent or any other monetary obligation to Landlord for more than 10 days, or (b) in any other case for more than 30 days (except as otherwise specified in this Lease) and such additional time, if any, as is reasonably necessary to cure the default if the default is of such a nature that it cannot reasonably be cured in 30 days and Tenant diligently commences and continues to cure such default; or

(ii) if Tenant becomes insolvent, fails to pay its debts as they fall due, files a petition under any chapter of the U.S. Bankruptcy Code, 11 U.S.C, 101 et seq., as it may be amended (or any similar petition under any insolvency law of any jurisdiction), or if such petition is filed against Tenant and not dismissed within 60 days; or

(iii) if Tenant proposes any dissolution, liquidation, composition, financial reorganization or recapitalization with creditors, makes an assignment or trust mortgage for benefit of creditors, or if a receiver, trustee, custodian or similar agent is appointed or takes possession with respect to any property of Tenant and such appointment or taking is not dismissed within 60 days; or if the leasehold hereby created is taken on execution or other process of law in any action against Tenant.

If there shall be an Event of Default hereunder, Landlord and the agents and servants of Landlord may, in addition to and not in derogation of any remedies for any preceding breach of covenant, immediately or at any time thereafter while such Event of Default continues and without further notice, at Landlord’s election, do any one or more of the following:

(a) give Tenant written notice stating that the Lease is terminated, effective upon the giving of such notice or upon a date stated in such notice, as Landlord may elect, in which event the Lease shall be irrevocably extinguished and terminated as stated in such notice without any further action; or

(b) with process of law, in a lawful manner enter and repossess the Premises and expel Tenant and those claiming through or under Tenant, and remove its and their effects, without being guilty of trespass, in which event the Lease shall be irrevocably extinguished and terminated at the time of such entry; or

(c) pursue any other rights or remedies permitted by law.

Any such termination of the Lease shall be without prejudice to any remedies which might otherwise be used for arrears of Rent or prior breach of covenant, and in the event of such termination Tenant shall remain liable under this Lease as hereinafter provided. Tenant hereby waives all statutory rights (including, without limitation, rights of redemption, if any) to the extent such rights may be lawfully waived, and Landlord, without notice to Tenant, may store Tenant’s effects and those of any person claiming through or under Tenant at the reasonable expense and risk of Tenant and, if Landlord so elects, may sell such effects at public auction or private sale and apply the net proceeds to the payment of all sums due to Landlord from Tenant, if any, and pay over the balance, if any, to Tenant.

9.2	TENANT’S OBLIGATIONS AFTER TERMINATION.

In the event that this Lease is terminated under any of the provisions contained in Section 9.1 or shall be otherwise terminated for breach of any obligation of Tenant, Tenant covenants to pay forthwith to Landlord, as compensation, the present value (calculated using the interest rate of a Treasury Bill of comparable maturity date) of the excess of the total rent reserved for the residue of the Term over the rental value of the Premises for said residue of the Term. In calculating the rent reserved and the rental value, there shall be included, in addition to the Base Rent and all Additional Rent, the value of all other consideration agreed to be paid or performed by Tenant for said residue. Tenant further covenants as an additional and cumulative obligation after any such termination to pay punctually to Landlord all the sums and perform all the obligations which Tenant covenants in this Lease to pay and to perform in the same manner and to the same extent and at the same time as if this Lease had not been terminated. In calculating the amounts to be paid by Tenant under the next foregoing covenant, Tenant shall be credited with any amount paid to Landlord as compensation as provided in the first sentence of this Section 9.2 and also with the net proceeds of any rents obtained by Landlord by reletting the Premises, after deducting all Landlord’s reasonable expenses in connection with such reletting, including, without implied limitation, all repossession costs, brokerage commissions, fees for legal services and expenses of preparing the Premises for such reletting, it being agreed by Tenant that Landlord may (i) relet the Premises or any part or parts thereof for a term or terms which may at Landlord’s option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term and may grant such concessions and free rent as Landlord in its reasonable judgment considers advisable or necessary to relet the same and (ii) make such alterations, repairs and decorations in the Premises as Landlord in its sole judgment considers advisable or necessary to relet the same, and no action of Landlord in accordance with the foregoing or failure to relet or to collect rent under reletting, despite reasonable efforts, shall operate or be construed to release or reduce Tenant’s liability as aforesaid. Landlord shall use reasonable efforts to relet the Premises and otherwise to mitigate Tenant’s damages.

So long as at least one year of the Term remains unexpired at the time of such termination, in lieu of any other damages or indemnity and in lieu of full recovery by Landlord of all sums payable under all the foregoing provisions of this Section 9.2, Landlord may by written notice to Tenant, at any time after this Lease is terminated under any of the provisions contained in Section 9.1, or is otherwise terminated for breach of any obligation of Tenant and before such full recovery, elect to recover and Tenant shall thereupon pay, as liquidated damages, an amount equal to the aggregate of the Base Rent and Additional Rent accrued under Article IV in the 12 months ended next prior to such termination plus the amount of Base Rent and Additional Rent of any kind accrued and unpaid at the time of termination and less the amount of any recovery by Landlord under the foregoing provisions of this Section 9.2 up to the time of payment of such liquidated damages.

Nothing contained in this Lease shall, however, limit or prejudice the right of Landlord to prove and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

ARTICLE X

RIGHT OF RENEWAL; RIGHT OF FIRST OFFER

10.1	RENEWAL OPTIONS.

10.1.1 Provided that no Event of Default has occurred and is continuing and that no event or condition exists which with notice and the expiration of any grace period would constitute an Event of Default under this Lease at the time the option may be exercised and at the time the Renewal Period commences, Landlord grants Tenant options (the “Renewal Options”) to extend this Lease with respect to all of the Premises for three additional consecutive periods of five years (each a “Renewal Period”). Notwithstanding the preceding sentence, if at the time of the exercise of a Renewal Option or at the commencement of a Renewal Period an event or condition does exist which, if not cured, would result in an Event of Default as described in subsection 9.1(i)(b) after the expiration of any applicable cure period, and Tenant cures such Event of Default within 30 days of the time of exercise of the Renewal Option or of the time the Renewal Period commences, as the case may be, or, if later, within 30 days after Tenant receives written notice from Landlord of such event or condition, Tenant shall nonetheless be, and shall have been, entitled to exercise the Renewal Option or the Renewal Period shall commence, as applicable. If the Tenant does not cure such Event of Default within the applicable 30 days, the Renewal Option shall be deemed to have not been exercised and the Tenant shall be deemed to be a holdover tenant as of the commencement of the Renewal Period.

The first Renewal Option shall be exercised by Tenant delivering written notice to Landlord at least twelve months prior to the Expiration Date of the initial Term; provided that Tenant has exercised the first Renewal Option, the second Renewal Option may be exercised by Tenant delivering written notice to Landlord at least twelve months prior to the Expiration Date of the Term of the first Renewal Period; and provided that Tenant has exercised the second Renewal Option, the third Renewal Option may be exercised by Tenant delivering written notice to Landlord at least twelve months prior to the Expiration Date of the Term of the second Renewal Period. For so long as the Guaranty (as defined in Section 11.15) is in effect, Tenant shall not have the right to exercise any Renewal Options without having obtained the Guarantor’s prior written consent.

10.1.2 The rate of annual Base Rent (the “Renewal Rental Rate”) for each Renewal Period shall be ninety-five percent of the market rental rate, which shall be the rental rate then being charged by landlords (including Landlord) in the metropolitan area in which the Premises is located on new leases or on renewed leases to tenants of a similar credit quality to Tenant for space of similar quality and size as the Premises, taking into account, all relevant factors, including without limitation, location, age, extent and quality of the Premises, length of term, amenities of the Premises, location and/or floor height and definition of net rentable area, reasonable projections of Base Rent, Additional Rent and allowances or concessions that have been granted such as abatements, lease assumptions and leasehold improvement and moving allowances, but in no event shall the Renewal Rental Rate be less than the Base Rent in effect for the last Lease Year of the initial Term or preceding Renewal Period, as applicable.

10.1.3 Within thirty days after Tenant’s exercise of each Renewal Option, Landlord shall notify Tenant in writing of Landlord’s proposed Renewal Rental Rate as determined by the above formula. Tenant shall have ten days from the receipt of Landlord’s notice to either accept or dispute Landlord’s determination of the Renewal Rental Rate. In the event that Tenant disputes Landlord’s determination, Tenant shall so notify Landlord and advise Landlord of Tenant’s determination of the Renewal Rental Rate for the Renewal Period as determined by the above formula. If Landlord and Tenant cannot agree upon the Renewal Rental Rate within sixty days of Tenant’s original notice of its intent to exercise its Renewal Option, the following “Dispute Resolution Mechanism” shall be utilized: The parties, within fifteen days after the expiration of said sixty day period, shall jointly appoint as arbitrator, a certified commercial real estate appraiser with a minimum of ten years experience in the applicable market, employed by a major real estate firm operating in the Greater Boston area. If Landlord and Tenant cannot agree on an acceptable arbitrator, Landlord and Tenant shall each choose, within an additional fifteen days thereafter, its own arbitrator who meets the qualifications described above. The arbitrators shall then jointly select, within an additional ten days, an arbitrator to serve as the arbitrator hereunder. Within twenty days after appointment, the arbitrator shall choose either Landlord’s or Tenant’s determination of the Renewal Rental Rate. The cost of the arbitrator(s) shall be borne by the party whose determination of the Renewal Rental Rate was not selected by the arbitrator.

10.1.4 Landlord and Tenant shall execute an amendment to this Lease within thirty days after the determination of the Renewal Rental Rate, which amendment shall set forth the extended Term and the Renewal Rental Rate. Except for any change in the rate of Base Rent, the Renewal Period shall be subject to all of the terms and conditions of this Lease.

10.1.5 Neither any option granted to Tenant in this Lease or in any collateral instrument to renew or extend the Term, nor the exercise of any such option by Tenant, shall prevent Landlord from exercising any option or right granted or reserved to Landlord in this Lease or in any collateral instrument or that Landlord may otherwise have, to terminate this Lease or any renewal or extension of the Term either during the original Term or during the renewed or extended term. Any renewal or extension right granted to Tenant shall be personal to Tenant and may not be exercised by any assignee, subtenant or legal representative of Tenant, other than Newco or any other assignee permitted by Subsection 6.1.6(B). Any termination of this Lease shall serve to terminate any such renewal or extension of the Term, whether or not Tenant shall have exercised any option to renew or extend the Term. No option granted to Tenant to renew or extend the Term shall be deemed to give Tenant any further option to renew or extend. No option granted to Tenant to renew or extend the Term shall be effective unless both at the exercise of such option and at the commencement of such renewal or extension, this Lease shall be in full force and effect.

10.2	RIGHT OF FIRST OFFER.

In the event that during the Term of this Lease Landlord desires to sell the Premises and/or the Adjacent Property, Landlord shall give Tenant a notice (the “Sale Notice”) to that effect and Tenant shall be given a right of first offer to purchase the Premises and/or the Adjacent Property on the terms and conditions set forth in the Sale Notice. Tenant shall have ten business days in which to make an offer to Landlord to purchase the Premises and/or the Adjacent Property and Landlord shall not solicit or accept offers to purchase the Premises and/or the Adjacent Property from third parties until at least ten business days after Tenant receives such Sales Notice. If Landlord receives an unsolicited offer to purchase the Premises and/or the Adjacent Property from a third party, Landlord shall not accept such offer until ten business days after Landlord shall by written notice to Tenant stating the terms of such unsolicited offer (an “Offer Notice”), offer to sell the Premises and/or the Adjacent Property (as the case may be) to Tenant on the same terms. Tenant shall have ten business days to accept Landlord’s offer set forth in the Offer Notice. Any Offer Notice and any offer by Tenant in response to a Sale Notice shall be deemed a partial and preliminary statement of the terms of any agreement to purchase and sell the Premises or the Adjacent Property, and neither the acceptance by Tenant of the terms of an Offer Notice nor the acceptance by Landlord of the terms of any offer from Tenant in response to a Sale Notice shall create obligations binding upon Landlord and Tenant. If (i) Landlord and Tenant fail for any reason to enter into a binding agreement for the purchase and sale of the Premises and/or the Adjacent Property (as the case may be) within thirty days after acceptance by Tenant of either the terms of the Sale Notice or the Offer Notice, (ii) Tenant fails to offer to purchase the Premises and/or the Adjacent Property (as the case may be) within ten business days after receiving the Offer Notice or the Sale Notice, or (iii) Tenant fails to close the purchase of the Premises and/or the Adjacent Property (as the case may be) within 45 days from the date of acceptance of the Sale Notice or Offer Notice, Landlord shall be free to accept the offer described in the Offer Notice or to sell the Premises and/or the Adjacent Property on the terms described in the Sale Notice for a period of 12 months. After said 12 months, Landlord shall not solicit or accept any further offer to purchase the Premises and/or the Adjacent Property without sending a new Offer Notice or Sale Notice to Tenant in accordance with this Section 10.2.

If Landlord shall fail to close a transaction within six months after Tenant’s failure to exercise its rights pursuant to a Sale Notice, of if Landlord desires to pursue a sale transaction to a prospective purchaser where the purchase price set forth in the Sale Notice has been reduced by more than 5%, then Landlord shall first again offer such transaction to Tenant in accordance with the provisions of this Section 10.2. The right of first offer specified in this Section 10.2 shall terminate upon the date Tenant or Newco or any other assignee permitted under Section 6.1.6(b) of this Lease no longer is the Tenant under this Lease. Time is of the essence for the purposes of this Section 10.2.

ARTICLE XI

MISCELLANEOUS

11.1	NOTICE OF LEASE.

At the time of the execution of this Lease, Landlord and Tenant each shall execute and deliver to the other a memorandum of the terms of this Lease (the “Notice of Lease”) in form appropriate for recording or registration sufficient to provide legal record notice of this Lease and the right of first offer under Section 10.2 hereof. If this Lease is terminated before the Term expires, both parties shall execute and deliver an instrument in such form acknowledging the date of termination.

11.2	NOTICES FROM ONE PARTY TO THE OTHER.

All notices, requests and other communications required or permitted under this Lease shall be in writing and shall be personally delivered or sent by certified mail, return receipt requested, postage prepaid or by a national overnight delivery service which maintains delivery records. Notices to Tenant and Landlord shall be delivered to the address specified in Article I above. All notices shall be effective upon delivery (or refusal to accept delivery). Either party may change its notice address upon notice to the other party.

11.3	BIND AND INURE.

The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Landlord named herein and each successive owner of the Premises shall be liable only for the obligations accruing during the period of its ownership. The obligations of Landlord shall be binding upon the assets of Landlord which comprise the Premises and the proceeds of any insurance or action in the nature of eminent domain relating to the Premises, but not upon other assets of Landlord. No individual partner, trustee, stockholder, officer, director, employee, member or beneficiary or advisor of Landlord shall be personally liable under this Lease and Tenant shall look solely to Landlord’s interest in the Premises, and the proceeds of any insurance or action in the nature of eminent domain relating to the Premises, in pursuit of its remedies upon an event of default hereunder, and the general assets of the individual partners, trustees, stockholders, officers, employees, members or beneficiaries of Landlord shall not be subject to levy, execution or other enforcement procedure for the satisfaction of the remedies of Tenant.

11.4	NO SURRENDER.

The delivery of keys to any employee of Landlord or to Landlord’s agent or any employee thereof shall not operate as a termination of this Lease or a surrender of the Premises.

11.5	NO WAIVER, ETC.

The failure of Landlord or of Tenant to seek redress for violation of, or to insist upon the strict performance of any covenant or condition of this Lease shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of Base Rent or Additional Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach by Landlord, unless such waiver is in writing and signed by Landlord. No consent or waiver, express or implied, by Landlord or Tenant to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

11.6	NO ACCORD AND SATISFACTION.

No acceptance by Landlord of a lesser sum than the Rent then due shall be deemed to be other than on account of the earliest installment of such Rent due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed as accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy in this Lease provided.

11.7	CUMULATIVE REMEDIES.

The specific remedies to which Landlord may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which it may be lawfully entitled in case of any breach or threatened breach by Tenant of any provisions of this Lease. In addition to the other remedies provided in this Lease, Landlord shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to a decree compelling specific performance of any such covenants, conditions or provisions.

11.8	LANDLORD’S RIGHT TO CURE.

If Tenant shall at any time default in the performance of any obligation under this Lease, Landlord shall have the right, but shall not be obligated, to enter upon the Premises and to perform such obligation, notwithstanding the fact that no specific provision for such substituted performance by Landlord is made in this Lease with respect to such default. In performing such obligation, Landlord may make any payment of money or perform any other act. All sums so paid by Landlord (together with interest at the rate of 4% per annum in excess of the then average prime commercial rate of interest being charged by BankBoston) and all necessary incidental costs and expenses in connection with the performance of any such act by Landlord, shall be deemed to be Additional Rent under this Lease and shall be payable to Landlord immediately on demand. Landlord may exercise the foregoing rights without waiving any other of its rights or releasing Tenant from any of its obligations under this Lease.

11.9	ESTOPPEL CERTIFICATE.

Tenant agrees, from time to time, upon not less than 15 days’ prior written request by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect; that, to Tenant’s knowledge, Tenant has no defenses, offsets or counterclaims against its obligations to pay the Rent and to perform its other covenants under this Lease; that to the extent true, there is no Event of Default then existing and Tenant has not received a notice of any alleged default by Tenant under the Lease; that the Lease has not been modified or amended (or, if there have been modifications, that this Lease is in full force and effect as modified and stating the modifications, and, if there are any defenses, offsets, counterclaims, or defaults, setting them forth in reasonable detail); the dates to which the Base Rent, Additional Rent and other charges have been paid; and such other factual matters as Landlord may reasonably request. Any such statement delivered pursuant to this Section 11.9 shall be in a form reasonably acceptable to and may be relied upon by any prospective purchaser or mortgagee of premises which include the Premises or any prospective assignee of any such mortgagee.

11.10	WAIVER OF JURY TRIAL.

THE PARTIES HERETO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY(IES) AGAINST ANY OTHER PARTY(IES) ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE RELATIONSHIP OF THE PARTIES CREATED HEREUNDER.

11.11	ACTS OF GOD.

In any case where either party hereto is required to do any act, delays caused by or resulting from Acts of God, war, civil commotion, fire, flood or other casualty, labor difficulties not limited to the Premises or Tenant’s or Landlord’s business operations, shortages of labor, materials or equipment, government regulations, unusually severe weather, or other causes beyond such party’s reasonable control shall not be counted in determining the time during which work shall be completed, whether such time be designated by a fixed date, a fixed time or a “reasonable time”, and such time shall be deemed to be extended by the period of such delay.

11.12	BROKERAGE.

Tenant represents and warrants that it has dealt with no broker in connection with this transaction other than the Brokers and agrees to defend, with counsel reasonably approved by Landlord, indemnify and save Landlord harmless from and against any and all cost, expense or liability for any compensation, commissions or charges claimed by a broker or agent, other than the Brokers, with respect to Tenant’s dealings in connection with this Lease. Landlord represents and warrants to Tenant that it has dealt with no broker in connection with this transaction other than the Brokers and agrees to defend, with counsel reasonably approved by Tenant, indemnify and save Tenant harmless from and against any and all cost, expense or liability for any compensation, commissions or charges claimed by a broker or agent with respect to Landlord’s dealings in connection with this Lease. Landlord shall pay all such compensation, commissions and charges due to the Brokers in connection with this Lease.

11.13	SUBMISSION NOT AN OFFER.

The submission of a draft of this Lease or a summary of some or all of its provisions does not constitute an offer to lease or demise the Premises, it being understood and agreed that neither Landlord nor Tenant shall be legally bound with respect to the leasing of the Premises unless and until this Lease has been executed by both Landlord and Tenant and a fully executed copy has been delivered to each of them.

11.14	APPLICABLE LAW AND CONSTRUCTION.

This Lease shall be governed by and construed in accordance with the laws of the state in which the Premises are located. If any term, covenant, condition or provision of this Lease or the application thereof to any person or circumstances shall be declared invalid or unenforceable by the final ruling of a court of competent jurisdiction having final review, the remaining terms, covenants, conditions and provisions of this Lease and their application to persons or circumstances shall not be affected thereby and shall continue to be enforced and recognized as valid agreements of the parties, and in the place of such invalid or unenforceable provision, there shall be substituted a like, but valid and enforceable provision which comports to the findings of the aforesaid court and most nearly accomplishes the original intention of the parties.

There are no oral or written agreements between Landlord and Tenant affecting this Lease, except as specified in this Lease. This Lease may be amended, and the provisions hereof may be waived or modified, only by instruments in writing executed by Landlord and Tenant.

The titles of the several Articles and Sections contained herein are for convenience only and shall not be considered in construing this Lease.

Unless repugnant to the context, the words “Landlord” and “Tenant” appearing in this Lease shall be construed to mean those named above and their respective heirs, executors, administrators, successors and assigns, and those claiming through or under them respectively to there be more than one tenant, the obligations imposed by this Lease upon Tenant shall be joint and several.

11.15	GUARANTY.

11.15.1 Execution of Guaranty. As a condition to this Lease being executed by Landlord, Guarantor is concurrently herewith executing a Guaranty of Lease (the “Guaranty”) in the form of Exhibit C which guaranties Tenant’s obligations under this Lease.

11.15.2 Defaults Cured by Guarantor. For so long as the Guaranty is in effect the provisions of this Section 11.15.2 shall apply. No Event of Default shall occur, and Landlord shall not exercise any right to terminate this Lease or to evict Tenant from the Premises, until after Landlord gives Guarantor (i) written notice of any event or condition which (after notice to Tenant and the expiration of any applicable grace period) would give rise to an Event of Default and (ii) an opportunity to cure or eliminate such event or condition within a period after Guarantor receives such notice that is equal to the period provided to Tenant after notice under Section 9.1 of this Lease (which time period may run concurrently with the Tenant’s grace period). Landlord shall accept the cure or elimination by Guarantor of any such event or condition within such period. Landlord shall deliver any such notice to Guarantor at its address specified in Article I, any contrary direction from Tenant under Section 11.2 of this Lease notwithstanding, but Guarantor shall have the right to change its address by written notice to Landlord. If Guarantor takes any action or makes any payment to cure or eliminate any such event or condition, Guarantor shall have the right, but not the obligation, to cause this Lease and all of Tenant’s rights, interests and obligations under this Lease to be assigned to Guarantor, which right Guarantor shall exercise by written notice to Landlord and Tenant. Upon delivery of such notice from Guarantor to Landlord and Tenant, (x) Tenant shall be deemed to have assigned, and Guarantor shall be deemed to have assumed, all of Tenant’s rights, interests and obligations under this Lease, and (y) such assignment shall be effective without any instrument of assignment from Tenant or any consent by Landlord, Tenant and Landlord hereby consenting to such assignment; provided, however, upon Guarantor’s or Landlord’s request, Landlord, Tenant and Guarantor shall execute, acknowledge and deliver to Guarantor and Landlord any instrument reasonably requested by Guarantor or Landlord to evidence and confirm such assignment and consent.

11.15.3 Requirements for Guarantor’s Consent. For so long as the Guaranty is in effect the provisions of this Section 11.15.3 shall also apply. Notwithstanding any other provision of this Lease, Tenant (and its successors and assigns) shall have no right to assign this Lease or sublet any portion of the Premises without the prior written consent of Guarantor, which consent

Guarantor may grant or withhold in its sole discretion. Any such assignment or sublease without Guarantor’s consent shall be void. The following transactions shall be deemed assignments of this Lease requiring such prior written consent: (i) any assignment, mortgage, pledge or other transfer of this Lease; (ii) any sublease, license or occupancy agreement with respect to any portion of the Premises; (iii) any merger, consolidation or reorganization of or into Tenant or its successor or assign, and any sale of all or substantially all of the assets of Tenant or such successor or assign; (iv) if Tenant or any of its successors or assigns is a corporation, any sale, pledge or other transfer of all or a controlling interest in the capital stock of Tenant or any such successor or assign (unless such stock is publicly traded on a recognized security exchange or over-the-counter market); (iv) if Tenant or any of its successors or assigns is a partnership, limited liability partnership or limited liability company, any change in its partners or members; and (v) if Tenant or any of its successors or assigns is a trust, any change in the identity of its trustees or any transfer of a beneficial interest in such trust. Landlord and Tenant, and their respective successors and assigns, shall have no right to amend or modify the terms of this Lease in any manner without the prior written consent of Guarantor, which consent Guarantor may grant or withhold in its sole discretion. Any such amendment or modification without Guarantor’s consent shall be void.

11.15.4 Release of Guarantor. Landlord shall release the Guaranty and release Guarantor from all liabilities and obligations under said Guaranty upon the assignment of this Lease to Newco and the compliance with all of the Newco Assignment Conditions specified in Section 6.1.6(b) of this Lease. Landlord shall provide Guarantor with written confirmation of such release at Guarantor’s request. Guarantor shall be deemed a third-party beneficiary of this Section 11.15 until the termination of the Guaranty.

11.16	SIGNS.

Tenant may install, at its sole cost and expense, signs on (a) the existing sign pedestal located on Route 62 or the alternative location specified in the CC&R’s, (b) the grounds of the Premises, (c) the facade of the Building and (d) rear entrance to the Premises off Sudbury Road. All signage must comply with all applicable laws, codes and regulations, including, without limitation, zoning and building codes. Tenant shall be responsible for obtaining all necessary permits and approvals. The location, materials, design and method of installation of all signage shall be subject to Landlord’s prior written approval which shall not be unreasonably withheld, delayed or conditioned.

11.17	SECURITY DEPOSIT.

At the time of the assignment of Tenant’s rights, interests and obligations under this Lease to Newco in accordance with Section 6.1.6(B) of this Lease, Tenant will deposit with Landlord an unconditional irrevocable letter of credit in the amount of $1,000,000 (the “Security Deposit”). Such letter of credit shall be issued by The Chase Manhattan Bank or another financial institution reasonably acceptable to Landlord and shall be in the form of Exhibit F attached hereto. The Security Deposit shall be renewed by Tenant, by amendment or substitution, at least thirty days prior to expiration, and the final renewal of the Security Deposit shall remain in effect until sixty days after the scheduled end of the Term of this Lease, as such Term may be renewed or extended. If the Security Deposit is not so renewed at least thirty days prior to expiration, Landlord shall immediately, without notice or any cure period, have the right to draw the entire amount of such letter of credit and hold such amount as a cash security deposit under the terms of this Section 11.17; provided, however, if Tenant delivers to Landlord a substitute or renewal of such letter of credit, in such amount and form and from such a financial institution, to be held by Landlord as the Security Deposit, Landlord shall surrender the amount of such cash Security Deposit to Tenant. The Security Deposit shall serve as security for the full, faithful and punctual performance by Tenant of all of the terms of this Lease. In the event Tenant defaults in the performance of any of the terms of this Lease, including the payment of Rent, and such default continues after notice to Tenant and the expiration of the cure period applicable under Section 9.1 of this Lease, Landlord may use, apply or retain the whole or any part of the Security Deposit to the extent required for the payment of any Rent or for any sum which Landlord may expend or may be required to expend by reason of such default, including any damages or deficiency in the re-letting of the Premises, whether accruing before or after summary proceedings or other re-entry by Landlord. In the case of every such use, application or retention, Tenant shall, on demand, pay to Landlord the sum so used, applied or retained which shall be added to the Security Deposit or shall deliver to Landlord an amendment or replacement of such letter of credit, so that the same shall be replenished to its former amount, and Tenant’s failure to do so shall be a material breach of this Lease. The Security Deposit shall not be deemed a limitation on Landlord’s damages or a payment of liquidated damages or a payment of the monthly Rent due for the last month of the Term of this Lease. In the event of a transfer by Landlord of its title to the Premises and its interest under this Lease, Landlord shall have the right to transfer the Security Deposit to the transferee of such title and interest according to the terms of Exhibit F, and upon delivery of the Security Deposit to said transferee, Landlord shall immediately be released by Tenant from all liability for the return of such Security Deposit; and Tenant agrees to look solely to such transferee for the return of said Security Deposit; and it is agreed that the provisions hereof shall apply to every transfer of such title and interest. Tenant shall not assign or encumber or attempt to assign or encumber the monies deposited herein as the Security Deposit, and neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or encumbrance.

The Tenant shall have the right, from time to time, to substitute as the Security Deposit (i) another unconditional irrevocable letter of credit in the amount of $1,000,000, substantially in the form of Exhibit F attached to this Lease, issued by a financial institution reasonably acceptable to Landlord, or (ii) cash or cash equivalents in the amount of $1,000,000. If Tenant delivers such other letter of credit, cash or cash equivalents to Landlord, Landlord shall surrender to Tenant the original (or any previously substituted) Security Deposit and shall cooperate reasonably with Tenant to facilitate such substitution. If Landlord from time to time holds any cash as all or any portion of the Security Deposit, Landlord shall deposit such cash in a separate, segregated interest-bearing money-market account identified as holding Tenant’s funds and shall pay all interest accruing on such account to Tenant at least annually.

EXECUTED as a sealed instrument in two or more counterparts on the day and year first above written.

LANDLORD:

DEK PORTFOLIO LLC

By:	/s/ Joseph A. Versaggi

Name: Joseph A. Versaggi
Title: Vice President

TENANT:

STRATUS COMPUTER, INC.

By:	/s/ Bruce Sachs

Name:	Bruce Sachs
(please print or type)
Title:	Vice President
(please print or type)

A copy of Tenant’s corporate authorization for such execution is attached hereto.

EXHIBIT A

LEGAL DESCRIPTION OF PREMISES

The following four (4) parcels of land situated in Maynard, Middlesex County, Massachusetts, commonly known as and numbered 113 Powdermill Road, bounded and described as follows:

PARCEL ONE:

That certain parcel of land situate in Maynard in the County of Middlesex and Commonwealth of Massachusetts, bounded and described as follows:

Southeasterly	by Old Mill Road, two hundred forty-seven and 09/100 (247.09) feet;

Southerly	by lands now or formerly of May P. Hall and Hayes and Swett, ten hundred seventy-six and 86/100 (1076.86) feet;

Southwesterly	by said Hayes & Swett land, three hundred ninety-four and 50/100 (394.50) feet;

Northwesterly	by land now or formerly of Hermon Hosmer Scott et al Trs., six hundred three and 42/100 (603.42) feet; and

Northeasterly	by land now or formerly of said Hayes & Swett, eight hundred eighty five and 86/100 (885.86) feet.

All of said boundaries are determined by the Court to be located as shown on a plan drawn by Walter Inc., Surveyors, dated April 30, 1964, as modified and approved by the Court filed in the Land Registration Office, a copy of a portion of which is filed at the Middlesex South Registry District of the Land Court in Registration Book 731, Page 7, with Certificate of Title 120157 (Plan No. 33120A).

So much of the land described above as lies within the limits of Old Mill Road as shown on said plan, is subject to the rights of all those lawfully entitled thereto, in and over the same.

The land described above is subject to the covenant and agreement set forth in a grant from Charles E. D. Fletcher to Glenwood C. Swett et al, dated January 14, 1944, duly recorded with the Middlesex South Registry of Deeds in Book 6738, Page 458.

PARCEL TWO:

That certain parcel of land situated in Maynard, Middlesex County, Massachusetts being shown as Parcel “A” on a plan entitled “Plan of Land in Maynard Massachusetts, Middlesex County, for Digital Equipment Corp.” dated April 5, 1977 by BSC Engineering Inc., recorded with Middlesex South District Registry of Deeds as Plan 669 of 1977 in Book 13225, Page 727 bounded and described as follows:

EASTERLY	by Sudbury Road by two (2) lines measuring One Hundred Forty-six and 09/100 (146.09) feet and Forty-eight and 60.100 (48.60) feet, respectively;

NORTHERLY	by said Sudbury Road Thirty-seven and 46/100 (37.46) feet;

NORTHWESTERLY	by Old Mill road by two (2) lines measuring One Hundred Fifty-one and 69/100 (151.69) feet and Eighty-one and 46/100 (81.46) feet, respectively;

SOUTHERLY	by land now or formerly Maynard Rod & Gun Club, One Hundred Seventy-five and 77/100 (175.77) feet; and

SOUTHEASTERLY	by land now or formerly of Maynard Rod & Gun Club, Fifty-four and 75/100 (54.75) feet.

Containing 26,916 square feet, more or less, according to said plan.

PARCEL THREE:

A certain parcel of land, situated in Maynard, Middlesex County, Massachusetts, shown on a “Plan of Land in Acton and Maynard, owned by Daniel J. Hayes and Glenwood C. Swett,” dated June 1, 1964, survey by D. W. Perley, Concord, Mass., recorded with Middlesex South District Registry of Deeds, Book 10724, Page 18, and bounded and described as follows:

Beginning at the point where the Town Line between Acton and Maynard intersects Sudbury Road, according to said plan, and running

NORTHWESTERLY	along the Town Line between Acton and Maynard, nine hundred eighty-three and 38/100 (983.38) feet; thence turning and running

WESTERLY	by land now or formerly of the Maynard Motel, two hundred four and 91/100 (204.91) feet and fifty-two and 54/100 (52.54) feet; thence turning and running

SOUTHWESTERLY	by land now or formerly of Powder Mill Realty Trust, five hundred seventeen and 50/100 (517.50) feet; thence turning and running

SOUTHEASTERLY	by land now or formerly of Powder Mill Realty Trust to the extension of said Sudbury Road, eight hundred eighty-five and 76/100 (885.76) feet; thence turning and running

NORTHEASTERLY	along extension of Sudbury Road, twenty (20.00) feet; thence turning and running

NORTHWESTERLY	by land now or formerly owned by Daniel J. Hayes and Glenwood C. Swett, two hundred fifty (250.00) feet; thence turning and running

NORTHEASTERLY	by land now or formerly owned by said Hayes and Swett, one hundred sixty-three and 85/100 (163.85) feet; thence turning and running

SOUTHEASTERLY	by land now or formerly owned by said Hayes and Swett, two hundred twenty-five (225.00) feet; and thence turning and running

NORTHEASTERLY	along the extension of Sudbury Road, four hundred twenty-five and 71/100 (425.71) feet to the point of beginning.

Containing, according to said plan, 13.49 acres, more or less.

PARCEL FOUR:

A certain parcel of land situated on the Northwesterly side of Mill Road, in that part of Maynard formerly called Sudbury, in said County of Middlesex, Massachusetts, and being shown on a “Plan of Land in Maynard, Mass. Surveyed for Harriet M. Barton”, dated November 1947, FA. Boothroyd, Engineer, recorded with Middlesex South District Registry of Deeds, Book 7222, Page 200, and bounded and described as follows:

Beginning at the NORTHEASTERLY corner of the granted premises, at land formerly of the American Powder Company and the NORTHWESTERLY line of Mill Road at concrete bound set in the ground at the end of an old wall; thence running NORTH 72 degrees WEST by land formerly of the American Powder Company, Ten Hundred and twenty-three (1023) feet to a pipe in stones at land now or late of A. G. Haynes, Heirs or Devisees; thence turning and running SOUTH 10 degrees WEST by said Haynes land, Five Hundred and forty-eight and 48/100 (548.48) feet to a concrete bound and pipe in stones at land formerly of the American Powder Company; thence turning and running SOUTH 41 degrees 30’ EAST by said land formerly of the American Powder Company, Three Hundred and ninety-six (396) feet to a concrete bound in the NORTHWESTERLY line of said Mill Road; thence turning and running

NORTHEASTERLY by said Mill Road, Nine Hundred and seventy-five (975) feet to the point of beginning.

Containing according to said plan 10.9 acres, more or less.

Excepting, however, from the above described premises a strip of land about 25 feet wide along the SOUTHWESTERLY boundary thereof as described in a deed from George W. Maker to Benedetto Iannerelli et ux, dated July 23, 1948, recorded in said Deeds, Book 7340, Page 429, and shown as Lot A on a “Plan of Land in Maynard, Surveyed for CD. Fletcher”, by Horace F. Tuttle dated December 1941 as added to by said Tuttle in August 1948 recorded with Middlesex South District Registry of Deeds, Book 7340, Page 430.

EXHIBIT A-l

PLAN OF PREMISES AND ADJACENT PROPERTY

ALTA/ACSM Land Title Survey, Digital Equipment Corporation, MSO-1 & MSO-2, Maynard, Massachusetts, dated December 2, 1998, last revised December 22, 1998, prepared by Harry R. Feldman, Inc.

A - 1

EXHIBIT B

WORK LETTER

THIS WORK LETTER AGREEMENT (“Work Letter”) is entered into as of the              day of January, 1999 by and between DEK PORTFOLIO LLC (“Landlord”), and STRATUS COMPUTER, INC. (“Tenant”).

RECITALS

A. Concurrently with the execution of this Work Letter, Landlord and Tenant have entered into the Lease covering certain Premises more particularly described in the Lease. All terms not defined herein have the same meaning as set forth in the Lease.

B. In order to induce Tenant to enter into the Lease and in consideration of the mutual covenants hereinafter contained, Landlord and Tenant agree as follows:

1. LANDLORD’S WORK. As used in the Lease and this Work Letter, the term “Landlord’s Work” means the construction, alterations and improvements of the Premises in accordance with the Final Plans (described in Paragraph 5 below), including, but not limited to, any partitioning, doors, ceilings, floor coverings, wall finishes (including paint and wall coverings), electrical (including lighting, switching, telephones, outlets, etc.), plumbing, heating, ventilating and air conditioning, fire protection, cabinets and other millwork and distribution of Building services such as sprinkler and electrical service, and all other work necessary to complete the construction, alterations and improvements shown on the Final Plans in accordance with all applicable laws. All Landlord’s Work and components thereof shall at all times be and remain the sole property of Landlord, subject to Tenant’s interest therein under the Lease.

2. CONSTRUCTION REPRESENTATIVES. Landlord appoints the following person(s) as Landlord’s representative (“Landlord’s Representative”) to act for Landlord in all matters covered by this Work Letter:

Mr. Peter Johnson

Spaulding & Slye

225 State Street

Boston, MA 02109

Tenant appoints the following person(s) as Tenant’s representative (“Tenant’s Representative”) to act for Tenant in all matters covered by this Work Letter.

Ms. Joanne Artz, Facilities Manager

Stratus Computer, Inc.

55 Fairbanks Boulevard

Marlboro, MA 01752

All communications with respect to the matters covered by this Work Letter are to be made to Landlord’s Representative or Tenant’s Representative, as the case may be, in writing, in compliance with the notice provisions of the Lease. Either party may change its representative under this Work Letter at any time by written notice to the other party in compliance with the notice provisions of the Lease.

3. DESIGN AND CONSTRUCTION. All Landlord’s Work shall be performed by Spaulding and Slye Construction Limited Partnership (the “General Contractor”), using subcontractors selected and engaged by Landlord subject to Tenant’s reasonable approval. Tenant shall not unreasonably withhold, delay or condition its approval of subcontractors for other work.

Tenant shall engage, at its sole cost and expense, a registered professional architect of its choice to prepare the preliminary plans and specifications, the Final Plans and any changes or modifications to the Final Plans (the “Architect”). Tenant shall also pay for all engineering and other design services in connection with Landlord’s Work.

4. WORK SCHEDULE. Attached hereto as Schedule 1 is a schedule (the “Work Schedule”) which sets forth the timetable for the planning and completion of the installation of the Landlord’s Work. The Work Schedule has been approved by both Landlord and Tenant.

5. TENANT IMPROVEMENT PLANS AND EXCESS COSTS.

(a) Preparation of Final Plans. In accordance with the Work Schedule, the Architect will prepare complete architectural plans and complete, fully-engineered construction drawings and specifications for all of Landlord’s Work, including mechanical, duct work, electrical, plumbing and structural elements (collectively the “Final Plans”). The Final Plans will show: (i) the subdivision (including partitions and walls), layout, lighting, duct work, finish and decoration work (including carpeting and other floor coverings) for the Premises; (ii) all internal and external communications and utility facilities which will require the installation of conduits or other improvements from the base Building shell; and (iii) all other specifications for Landlord’s Work. The Final Plans will be submitted to Landlord for Landlord’s approval, which shall not be unreasonably withheld or conditioned. Landlord agrees to advise Tenant in writing of any disapproval of the Final Plans (or any revised Final Plans) within five business days of receipt thereof. If Landlord in its reasonable discretion does not approve the Final Plans, Tenant will then cause the Architect to redesign the Final Plans incorporating the revisions reasonably requested by Landlord so as to make the Final Plans consistent with Landlord’s request.

(b) Excess Costs. Within ten business days of Tenant’s submission of the Final Plans, Landlord shall provide Tenant with a written summary (the “Excess Cost Summary”) of the cost of the Landlord’s Work, based on the Final Plans, that is in excess of the Tenant Improvement Allowance (defined in the Lease) (“Excess Costs”). The Excess Cost Summary (and any revisions thereto) shall include such reasonable supporting documentation as Tenant shall reasonably require to confirm the accuracy of the calculation of the Excess Costs and compliance with the terms of this Work Letter. Landlord shall cause the General Contractor to obtain competitive bids for Landlord’s Work from at least three subcontractors for each trade and category of work shown on the Final Plans. Tenant shall have the right to specify one subcontractor reasonably acceptable to Landlord to participate in such competitive bidding for each such trade or category. Landlord shall not require Tenant to specify unionized subcontractors. Landlord shall cause the General Contractor to accept the lowest bid submitted for each such trade or category unless such bid fails to conform to the Final Plans, the lowest bidder is not fully qualified too perform the work, does not have sufficient resources to perform the work in a timely manner or is not bondable on commercially reasonable terms or the Landlord or the General Contractor otherwise reasonably objects. If Tenant is not satisfied with any such bid, Tenant shall have the option to revise the Final Plans, to submit the Final Plans for Landlord’s approval according to this Paragraph 5(b), and to have such revised Final Plans submitted to any affected subcontractor for a revised bid. Tenant agrees to advise Landlord in writing of any disapproval of the Excess Cost Summary, and the reasons therefor within five business days of receipt thereof. If Tenant fails to timely deliver to Landlord Tenant’s written disapproval of the Excess Cost Summary, the Excess Cost Summary shall be deemed approved by Tenant. If the revised Excess Cost Summary is timely disapproved by Tenant pursuant to this paragraph, Tenant shall provide to Landlord a written explanation of the reason(s) for such disapproval concurrently with its disapproval, and the Excess Cost Summary, as appropriate, shall be promptly revised and resubmitted to Tenant for approval. If Tenant fails to provide a written explanation as and when required by this paragraph, the Excess Cost Summary shall be deemed approved by Tenant. Tenant agrees to approve in writing the revised Excess Cost Summary within five business days of its receipt thereof. If Tenant fails to timely deliver to Landlord written approval of the Excess Cost Summary, the Excess Cost Summary shall be deemed approved by Tenant. In calculating the cost of Landlord’s Work for the purpose of determining the Excess Costs (“Landlord’s Construction Costs”), such costs shall include only (x) the total of all bids from subcontractors accepted by the General Contractor in accordance with this Paragraph 5(a) (the “Hard Costs”), (y) a charge for the General Contractor’s general conditions and fee equal to 7% of Hard Costs (which charge shall be 10% with respect to any net increase in the Hard Costs resulting from a change described in Paragraph 6(b) below; provided, however, there shall be no charge with respect to the first $50,000 worth of change orders) and (z) an additional sum of up to $800,000 for overtime charges approved by Landlord and Tenant, acting reasonably and in good faith, as necessary to accomplish Substantial Completion on or before the Scheduled Term Commencement Date.

(c) Requirements of the Final Plans. Landlord’s Work, as shown on the Final Plans, will: (i) be compatible with the Building shell and with the design, construction and equipment of the Building; (ii) comply with all applicable laws, ordinances, rules and regulations of all governmental authorities having jurisdiction, and all applicable insurance regulations; and (iii) be of a nature and quality consistent with the preliminary plans and specifications, a list of which is attached to this Work Letter as Schedule 2. Tenant’s approval of the Excess Cost Summary shall constitute Tenant’s agreement to pay Landlord the Excess Costs.

(d) Submittal of Final Plans. Once approved by Landlord, Landlord shall cause the General Contractor to submit the Final Plans to the appropriate governmental agencies for plan checking and the issuance of a building permit and to pursue such permit with reasonable diligence. The Architect, with Landlord’s good faith cooperation, will make any changes to the Final Plans which are requested by the applicable governmental authorities to obtain the building permit. Any changes requested by governmental authorities will be made only with the prior written approval of Landlord, which shall not be unreasonably withheld, delayed or conditioned, and only if Tenant agrees to pay any excess costs resulting from the design and/or construction of such requested changes (the “Additional Costs”). Landlord shall revise the Excess Cost Summary by increasing the Excess Costs by the amount of the Additional Costs or reducing the Excess Costs by any reduction in the cost of Landlord’s Work resulting from plan modifications required by any governmental authority. Tenant hereby acknowledges that any such changes will be subject to the terms of Section 6(b) below.

6. PAYMENT FOR LANDLORD’S WORK.

(a) Excess Costs. Landlord shall complete the Landlord’s Work at its sole expense, subject to reimbursement by Tenant of the Excess Costs, as determined and approved under 5(b) of this Work Letter and as increased or decreased according to Paragraph 5(d) or 6(b) of this Work Letter. The Excess Costs, as so increased or decreased, shall serve as the guaranteed maximum price payable by Tenant for the completion of the Landlord’s Work in accordance with this Work Letter and the Lease.

(b) Changes. If, after the Final Plans and the Excess Costs Summary have been approved by Landlord and Tenant, as applicable, Tenant requests any changes or substitutions to the Final Plans or to Landlord’s Work during construction, Tenant shall complete the change order request form approved by Landlord and forward it to Landlord’s Representative. All such changes shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed, in accordance with Paragraph 10. Prior to commencing any change, Landlord shall prepare and deliver to Tenant, for Tenant’s approval, a change order setting forth any increase or decrease in the Excess Costs resulting from such change, which shall include associated architectural, engineering, construction contractor’s costs and fees, and completion schedule changes. If Tenant fails to approve such change order within five business days after delivery by Landlord, Tenant shall be deemed to have withdrawn the proposed change, and Landlord shall not proceed to perform the change.

(c) Payment of Excess Costs. Landlord shall submit to Tenant, no more frequently than monthly, a copy of the General Contractor’s applications for payment of portions of the costs of Landlord’s Work, together with all supporting documentation submitted by the General Contractor with such application for payment and a written invoice from Landlord stating Tenant’s Share (as hereinafter defined). Within 15 business days after receiving such application for payment, supporting documentation and invoice, Tenant shall pay Tenant’s Share to Landlord. Tenant’s Share with respect to each application for payment shall be an amount equal to the Excess Cost Percentage (as hereinafter defined) of the portion of Landlord’s Construction Costs payable under such application for payment, less a sum equal to five percent of such amount to be retained by Tenant until final completion of Landlord’s Work (the total of such retained sums being the “Retained Sum”). Notwithstanding any other provision of this Work Letter or the Lease, Tenant shall have no obligation to pay amounts in excess of the Excess Costs nor any right to retain sums in excess of five percent of the Excess Costs. The “Excess Cost Percentage” shall be the ratio, from time to time, of the Excess Costs to Landlord’s Construction Costs. Tenant shall pay the Retained Sum to Landlord upon final completion of Landlord’s Work and Tenant’s receipt of the General Contractor’s final application for payment.

(d) Credit. Within sixty days after completion of the Punch List Items (as defined in the Lease), Landlord shall submit to Tenant a reasonably detailed statement of Landlord’s Construction Costs. If the total of the Tenant Improvement Allowance and the Excess Costs paid by Tenant exceeds Landlord’s Construction Costs, then Tenant shall be entitled to a credit against Base Rent due under the Lease equal to the amount of such excess, which credit Tenant shall apply to the installments of Base Rent next due and payable under the Lease.

7. CONSTRUCTION OF LANDLORD’S WORK.

(a) Until Landlord approves the Final Plans, Tenant approves the Excess Cost Summary and all necessary permits have been obtained from the appropriate governmental authorities, Landlord will be under no obligation to cause the construction of any of Landlord’s Work. Once the foregoing conditions have been met, Landlord shall cause the General Contractor to commence and diligently proceed with the construction of the Landlord’s Work, pursuant to the terms of a contract between Landlord and Landlord’s contractor calling for the completion of Landlord’s Work in a good and workmanlike manner conforming to all applicable laws, subject to Tenant Delays (as described in Paragraph 8 below) and Force Majeure Delays (as described in Paragraph 9 below). The costs of Landlord’s Work shall be paid as provided in Paragraphs 5 and 6 hereof. Construction inspections will be made periodically by qualified Landlord employees or subcontractors, and Tenant shall have the right to have the Architect and/or qualified Tenant employees or subcontractors review compliance of the progress and completion of Landlord’s Work with the Final Plans, this Work Letter and the Lease.

(b) Landlord shall obtain from the General Contractor and all subcontractors performing Landlord’s Work customary contractual assurances and warranties (the “Warranties”) that their work was performed in a good and workmanlike manner, using first quality materials, in conformity with this Work Letter, the Final Plans and all applicable laws, and that such work was free of defects in workmanship and materials. The Warranties shall survive for at least one year after the Commencement Date. Landlord shall, where applicable, assign the Warranties to Tenant and shall cause the General Contractor and such subcontractors to assign to Tenant all manufacturers’ warranties relating to any components or materials comprising part of Landlord’s Work.

8. TENANT DELAYS. For purposes of this Work Letter, “Tenant Delays” means any actual delay in the completion of the Landlord’s Work to the extent resulting from any or all of the following:

(a) Tenant’s failure to timely perform any of its obligations pursuant to this Work Letter, including any failure to approve any item or complete, on or before the due date therefor, any action item which is Tenant’s responsibility pursuant to this Work Letter or the Work Schedule or any revision to the Final Plans prior to approval thereof due to Tenant’s desire to rebid a portion of the Landlord’s Work;

(b) Change orders requested by Tenant after approval of the Final Plans;

(c) Any delay of Tenant in making payment to Landlord for any Excess Costs; or

(d) Any other act or failure to act (when Tenant has a legal duty to act) by Tenant, Tenant’s employees, agents, architects, independent contractors, consultants and/or any other person performing or required to perform services on behalf of Tenant.

9. FORCE MAJEURE DELAYS. For purposes of the Work Letter, “Force Majeure Delays” means any and all causes beyond Landlord’s reasonable control, including, without limitation, delays caused by Tenant, governmental regulation, governmental restriction, strike or labor dispute (but Force Majeure shall exclude any strikes or labor disputes restricted to the Premises or Landlord’s or the General Contractor’s business operations), riot, accident, mechanical breakdown, inability to obtain labor, fuel, water, electricity-or materials, acts of God, war, enemy action, civil commotion, fire or other casualty.

10. APPROVALS. Whenever any party under this Work Letter must reasonably grant its approval such party shall also not unreasonably withhold, delay or condition its approval. Unless otherwise required by the terms of this Work Letter, any approval shall be deemed granted unless such party responds within seven days after its receipt of the items for which approval is sought.

11. LANDLORD’S APPROVAL.

(a) Landlord, in its sole discretion, may withhold its approval of the Final Plans, change orders or other documents or plans that:

(i) Adversely affects the structural integrity of the Building, or any part of the heating, ventilating, air conditioning, plumbing, mechanical, electrical, communication, or other systems of the Building;

(ii) Is not approved by any Superior Mortgagee or Superior Lessee at the time the work is proposed;

(iii) Violates any agreement of which Tenant has been given notice before the execution of the Lease or which is referenced in the specimen title policy supplied to Tenant’s counsel, which affects the Building or the Land or binds the Landlord; or

(iv) Does not conform to the applicable building code or is not approved by any governmental, quasi-governmental, or utility authority with jurisdiction over the Premises.

(b) Landlord, in its reasonable discretion, may withhold its approval of the Final Plans, change order or other documents or plans that:

(i) Would not be approved by a prudent owner of property similar to the Building; or

(ii) Landlord believes will materially reduce the market value of the Premises or the Building at the end of the Term of the Lease; or

12. DEFAULTS BY TENANT. In the event of any default by Tenant with respect to any of the provisions of this Work Letter, Landlord may, in addition to exercising any other right or remedy Landlord may have, treat such default as a default by Tenant under the Lease and exercise any or all rights available under the Lease in connection therewith, including, if applicable, the right of termination. In the event of any termination of the Lease by Landlord,

Landlord may elect in its absolute discretion, with respect to any work performed by or on behalf of Tenant prior to the date of such termination, to either:

(a) retain for its own use part or all of any such work, without compensation to Tenant therefor; or

(b) demolish or remove part or all of any such work and restore part or all of the Premises to its condition prior to the initial tender of possession thereof to Tenant, in which event Tenant shall reimburse Landlord upon demand for all costs reasonably incurred by Landlord in connection with such demolition, removal and/or restoration.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned Landlord and Tenant have caused this Work Letter to be duly executed by their duly authorized representatives as of the date of the Lease.

LANDLORD: DEK PORTFOLIO LLC

By:

Name: Joseph A. Versaggi
Title: Vice President

TENANT:	STRATUS COMPUTER, INC.

By:

Name:
Title:

SCHEDULE 1 TO WORK LETTER AGREEMENT

WORK SCHEDULE

SCHEDULE 2 TO WORK LETTER AGREEMENT

PRELIMINARY PLANS AND SPECIFICATIONS

EXHIBIT C

GUARANTY OF LEASE

WHEREAS, DEK PORTFOLIO LLC, a Delaware limited liability company, having an address at c/o Great Point Investors LLC, 265 Franklin Street, Boston, MA 02110 (“Landlord”) has entered into that certain Lease (the “Lease”) dated as of January         , 1999 with STRATUS COMPUTER, INC., a Massachusetts corporation, having an address at 55 Fairbanks Boulevard, Marlboro, MA 01752 (“Tenant”), a copy of the Lease being attached hereto as Exhibit A; and

WHEREAS, Landlord would not enter into the Lease but for the undertakings of ASCEND COMMUNICATIONS, INC., a Delaware corporation, having an office at 1701 Harbor Bay Parkway, Alameda, CA 94502, Attn: Director of Real Estate (“Guarantor”), as set forth herein; and

WHEREAS, Guarantor has a substantial financial interest in the Tenant and will derive a direct benefit from the execution of the Lease by Landlord.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, and as a material inducement to Landlord to execute the Lease, the undersigned agrees as follows:

1. Guaranty. The undersigned Guarantor hereby unconditionally guarantees the full and timely performance by Tenant of each and every term, condition and covenant to be performed by Tenant under the Lease, including without implied limitation the Tenant’s obligation to pay such rents, charges, costs and impositions as are set forth in the Lease. Guarantor further agrees to defend with counsel reasonably acceptable to Landlord, and to indemnify and save Landlord harmless from and against any and all loss, cost, damage or liability arising out of any breach by Tenant of any of the terms, conditions and covenants of the Lease, or out of any breach of warranty or misrepresentation made by Tenant under the Lease or heretofore or hereafter made to Landlord, including reasonable attorneys’ fees and any other costs incurred by Landlord in connection therewith.

2. Direct Enforcement. The undertakings contained in this Guaranty shall be the personal liability of Guarantor. Guarantor acknowledges that after any Event of Default (as defined in the Lease) by Tenant, the liability of Guarantor under this Guaranty shall be primary and that, in the enforcement of its rights, Landlord shall be entitled to look to Guarantor for the performance of the obligations of Tenant which Guarantor has guaranteed, without first commencing any action or proceedings against Tenant, and likewise, enforcement of Landlord’s rights against Tenant shall not impair the right of Landlord to enforce this Guaranty, and any such action by Landlord shall not operate as a release of the liability of Guarantor under this Guaranty. The guaranteed obligations include both payment and performance. The obligations of the Guarantor shall be absolute and unconditional and shall remain in full force and effect until all amounts due pursuant to the Lease have been paid in full and all of Tenant’s obligations thereunder have been performed in full.

3. Guarantor’s Performance of Tenant’s Obligations. Guarantor agrees that, in addition to any other rights given to Landlord hereby, in the event of any Event of Default by Tenant, it will forthwith cause Tenant to, or will itself, pay, perform and observe the term, condition or covenant of the Lease to which such Event of Default relates.

4. Subrogation. From and after the occurrence of any default by Tenant in the performance of any term, condition, covenant or obligation under the Lease, Guarantor agrees that it will not accept or receive any dividend, payment or reimbursement from Tenant, including any payment on account of any indebtedness from Tenant to Guarantor, and that if Guarantor does then receive any such dividend, payment or reimbursement the same shall be held in trust for Landlord and forthwith will be turned over to Landlord in the form received.

5. Financial Condition. Guarantor agrees from time to time upon Landlord’s request to deliver to Landlord Tenant’s Form 10-K and/or Form 10-Q most recently filed with the Securities and Exchange Commission. All financial statements heretofore delivered to Landlord by Guarantor are, and all financial statements hereafter delivered to Landlord by Guarantor will be, true and correct in all material respects and fair presentations of the financial condition of Guarantor as of the date thereof, prepared in accordance with generally accepted accounting practices. No material adverse change has occurred in the financial condition of Guarantor since the date of the financial statements heretofore delivered to Landlord.

6. Waivers. Guarantor agrees that none of its obligations and no right against Guarantor hereunder shall in any way be discharged, impaired or otherwise affected by any extension of time for, or by any partial of complete waiver of the performance of any of Tenant’s obligations under the Lease, or by any release or waiver of any term, covenant or condition of the Lease, or by any delay in the enforcement of any rights against Tenant, Guarantor or any other person or entity under the Lease. Except as set forth in Section 12 of this Guaranty, Guarantor hereby waives notice of acceptance of this Guaranty, notice of any obligations guaranteed hereby or of any action taken or omitted in reliance hereon, and waives presentment, demand for payment or performance, protest, notice of dishonor, nonpayment or nonperformance of any such obligations, suit or taking other action by Landlord against, and any other notice to, any party liable thereon and waives suretyship defenses generally, other than full and timely payment and performance of all obligations hereby guaranteed, and Guarantor agrees to cause Tenant to preserve the enforceability of all instruments hereby guaranteed, as modified with Landlord’s consent, and to cause Tenant to refrain from any act or omission which might be the basis for a claim that Guarantor has any defense to Guarantor’s obligations hereunder, exclusive only of the defense that Tenant has fully and timely paid and performed all obligations hereby guaranteed. No invalidity, irregularity or unenforceability of all or any part of such obligations or of any security therefor and no insolvency, bankruptcy, liquidation proceeding or dissolution affecting Tenant or Guarantor shall affect, impair or be a defense to this Guaranty. The liability of the Guarantor hereunder is primary and unconditional and shall not be subject to any offset, defense (other than the defense of full and timely payment and performance) or counterclaim of Guarantor.

7. Enforceability. Guarantor represents that this Guaranty, and the Lease hereby guaranteed, as originally delivered and as modified, amended or supplemented, have been duly authorized and are the legal, valid and binding obligations of Guarantor and Tenant, enforceable in accordance with their respective terms, and Guarantor further agrees that no invalidity of any such Guaranty shall affect or impair Guarantor’s liability under this Guaranty.

8. Recourse. This instrument is intended to be fully effective in accordance with its terms notwithstanding any exculpatory provisions inconsistent herewith contained in the Lease.

9. Notices. All notices, requests and other communications required or permitted under this Guaranty shall be in writing and shall be personally delivered or sent by certified mail, return receipt requested, postage prepaid or by a national overnight delivery service which maintains delivery records. Notices to Tenant, Landlord and Guarantor shall be delivered to the address specified on the first page of this Guaranty or such other person or address as any party shall specify by written notice to the others. All notices shall be effective upon delivery (or refusal to accept delivery). Either party may change its notice address upon notice to the other party.

10. Successors and Assigns. This Guaranty shall be binding upon Guarantor and its successors or assigns, and shall inure to the benefit of Landlord, its successors or assigns. Guarantor agrees that this Guaranty shall be assignable by Landlord in connection with an assignment of Landlord’s interest in the Lease. The benefit of this Guaranty shall extend to any successor of Landlord as owner of the Property (or any portion thereof).

11. Applicable Law. This instrument shall be construed in accordance with the laws of Massachusetts.

12. Guarantor’s Rights Under the Lease. For so long as this Guaranty is in effect the provisions of this Section 12 shall apply.

(a) Notwithstanding any provision of this Guaranty or the Lease, no Event of Default shall occur, and Landlord shall not exercise any right to terminate the Lease or to evict Tenant from the Premises (as defined in the Lease), until after Landlord gives Guarantor (i) written notice of any event or condition which (after notice to Tenant and the expiration of any applicable grace period) would give rise to an Event of Default and (ii) an opportunity to cure or eliminate such event or condition within a period after Guarantor receives such notice that is equal to the period provided to Tenant after notice under Section 9.1 of the Lease (which time period may run concurrently with the Tenant’s grace period). Landlord shall accept the cure or elimination by Guarantor of any such event or condition within such period. Landlord shall deliver any such notice to Guarantor at its address specified at the beginning of this Guaranty, but Guarantor shall have the right to change its address by written notice to Landlord. If Guarantor takes any action or makes any payment to cure or eliminate any such event or condition, Guarantor shall have the right, but not the obligation, to cause the Lease and all of Tenant’s rights, interests and obligations under the Lease to be assigned to Guarantor, which right Guarantor shall exercise by written notice to Landlord and Tenant at the addresses specified in Article I of the Lease (or to any other addresses of which Landlord or Tenant has notified Guarantor in writing ). Upon delivery of such notice from Guarantor to Landlord and Tenant, (x) Tenant shall be deemed to have assigned, and Guarantor shall be deemed to have assumed, all of Tenant’s rights, interests and obligations under the Lease, and (y) such assignment shall be effective without any instrument of assignment from Tenant or any consent by Landlord, Tenant and Landlord having consented to such assignment; provided, however, upon Guarantor’s or Landlord’s request, Landlord, Tenant and Guarantor shall execute, acknowledge and deliver to Guarantor and Landlord any instrument reasonably requested by Guarantor or Landlord to evidence and confirm such assignment and consent.

(b) Notwithstanding any other provision of this Guaranty or the Lease, Tenant (and its successors and assigns) shall have no right to assign the Lease or sublet any portion of the Premises without the prior written consent of Guarantor, which consent Guarantor may grant or withhold in its sole discretion. Any such assignment or sublease without Guarantor’s consent shall be void. The following transactions shall be deemed assignments of the Lease requiring such prior written consent: (i) any assignment, mortgage, pledge or other transfer of this Lease; (ii) any sublease, license or occupancy agreement with respect to any portion of the Premises; (iii) any merger, consolidation or reorganization of or into Tenant or its successor or assign, and any sale of all or substantially all of the assets of Tenant or such successor or assign; (iv) if Tenant or any of its successors or assigns is a corporation, any sale, pledge or other transfer of all or a controlling interest in the capital stock of Tenant or any such successor or assign (unless such stock is publicly traded on a recognized security exchange or over-the-counter market); (v) if Tenant or any of its successors or assigns is a partnership, limited liability partnership or limited liability company, any change in its partners or members; and (vi) if Tenant or any of its successors or assigns is a trust, any change in the identity of its trustees or any transfer of a beneficial interest in such trust. Landlord and Tenant, and their respective successors and assigns, shall have no right to amend or modify the terms of the Lease in any manner without the prior written consent of Guarantor, which consent Guarantor may grant or withhold in its sole discretion. Any such amendment or modification without Guarantor’s consent shall be void.

(c) Landlord shall release this Guaranty and release Guarantor from all liabilities and obligations hereunder upon the assignment of this Lease to Newco (as defined in the Lease) and the compliance with all of the Newco Assignment Conditions specified in Section 6.1.6(b) of this Lease. Landlord shall provide Guarantor with written confirmation of such release at Guarantor’s request. The terms and conditions of Section 11.15 of the Lease, and Guarantor’s status as a third-party beneficiary under said Section 11.15 were a material inducement and consideration for Guarantor executing and delivering this Guaranty.

Executed as a sealed instrument as of the                  day of January, 1999.

GUARANTOR: ASCEND COMMUNICATIONS, INC.

By:

Name: Title:

State of _____________	)
) ss.
County of ___________	)

Before me, the undersigned, this          day of January, 1999, personally appeared                     , known to me to be the                          of Ascend Communications, Inc., a Delaware corporation, and that as such officer, signer and sealer of the foregoing instrument, acknowledged the execution of the same to be his/her free act and deed individually and as such officer, and the free act and deed of said corporation.

In witness whereof, I hereunto set my hand.

Notary Public: My Commission Expires:

EXHIBIT D

LIST OF MSDS’S

Trade Name	Hazard Code	Label	Ingredients	Manufacturer

Nitrogen, Refrigerated Liquid	0-0-0		Nitrogen	BOC Gases A Division of The BOC Group Inc. 575 Mountain Ave. Murray Hill, NJ 07974 908.424.9300

Isopropyl Alcohol	1-3-0	Flammable	Isopropanol	Tech Spray, Inc. PO Box 949 Amarillo, TX 79105-0949 806.372.8523

SMT-Core Wire Solder			Lead Tin Silver Antimony Indium	Alpha Metals 600 Route 440 Jersey City, NJ 07304 201.434.6778

186 Rosin Soldering Flux, Type RMA	1-3-0	Flammable	2-Propanol Rosin	Kester Solder Division of Litton System, Inc. Des Plaines, IL 60018 847.297.1800

923 Low Residue Soldering Flux	1-3-0		2-Propanol Rosin Carboxylic Acids Surfactants	Kester Solder Division of Litton System, Inc. Des Plaines, IL 60018 847.297.1800

Solder Flux Paste			Rosin 8050-09-7 A-Terpineol 10482-56-1 Organic Thixatrope Mixture Activator Mixture	ESP Inc. 14 Blackstone Valley Place Lincoln, RI 02865 401.333.3800

SF33 No Clean Rework Flux			Dipropylene Glycol 25265-71-8 Terpineol 8000-41-7 Armeen D 61788-95-2 Hydrogenated Rosin 65997-06-0	Heraeus Inc. Cermalloy Division 24 Union Hill Industrial Park West Conshohocken, PA 19428

D - 1

EXHIBIT E

FORM OF SUBORDINATION AND NON-DISTURBANCE AGREEMENT

E - 1

12354/320

Agenda No. 1.9

Lease Subordination, Non-Disturbance of

Possession and Attornment Agreement for

FLEET CORPORATE FINANCE INC.

Draft: 1/27/99

LEASE SUBORDINATION, NON-DISTURBANCE

OF POSSESSION AND ATTORNMENT AGREEMENT

This agreement (“Lease Subordination, Non-Disturbance of Possession and Attornment Agreement” or “Agreement”) is made as of the              day of January, 1999, among FLEET CORPORATE FINANCE INC., a Massachusetts corporation, having a place of business at One Federal Street, Third Floor, Boston, Massachusetts 02110 (“Lender”), DEK PORTFOLIO LLC, a Delaware limited liability company, having an address c/o Spaulding and Slye, 125 CambridgePark Drive, Cambridge, Massachusetts 02140 (“Landlord” or “Borrower”), and STRATUS COMPUTER, INC., a Massachusetts corporation, having an address at 55 Fairbanks, Marlborough, Massachusetts 01752 (“Tenant”).

Introductory Provisions

A. Lender is relying on this Agreement as an inducement to Lender in making and maintaining a loan (“Loan”) secured by, among other things, a Junior Mortgage and Security Agreement dated on or about December 23, 1998 (“Junior Mortgage”) given by Borrower covering certain property owned by Borrower and including the property commonly known as and numbered 113 Powder Mill Road, Maynard, Massachusetts (“Property”), which Junior Mortgage, including a legal description of the Property, was recorded on December 31, 1998 with the Middlesex South Registry of Deeds as Instrument No. 335, and filed with the Middlesex South Registry District of the Land Court as Document No. 1091718. Lender is also the “Assignee” under a Junior Collateral Assignment of Leases and Rents (“Junior Assignment”) dated on or about December 23, 1998, from Borrower with respect to the Property which Junior Assignment was recorded on December 31, 1998 with the Middlesex South Registry of Deeds as Instrument No. 336 and is herewith filed with said Registry District.

B. Tenant is the tenant under that certain lease (“Lease”) dated as of January         , 1999, between Landlord and Tenant,            , covering certain premises (“Premises”) at the Property as more particularly described in the Lease and the Notice of Lease dated January         , 1999, between Landlord and Tenant recorded with the Middlesex South Registry of Deeds and filed with said Registry District herewith, which Lease grants to Tenant a right of first offer, on terms and conditions set forth in the Lease, with respect to certain other premises at the Property, more particularly described in said Notice of Lease (and subject to Section 12 hereof, any reference to the Lease in this Agreement shall be deemed to include any right of first offer with respect to the Premises).

C. Lender requires, as a condition to the making and maintaining of the Loan, that the Junior Mortgage be and remain superior to the Lease and that its rights under the Junior Assignment be recognized.

D. Tenant requires as a condition to the Lease being subordinate to the Junior Mortgage that its rights under the Lease be recognized.

E. Lender, Landlord, and Tenant desire to confirm their understanding with respect to the Junior Mortgage and the Lease.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein, and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, and with the understanding by Tenant that Lender shall rely hereon in making and maintaining the Loan, and with the understanding by Lender that Tenant shall rely hereon in entering into the Lease, Lender, Landlord, and Tenant agree as follows:

1. Subordination. Subject to all of the other terms and conditions of this Agreement, the Lease and the rights of Tenant thereunder are subordinate and inferior to the Junior Mortgage and any amendment, renewal, substitution, extension or replacement thereof and each advance made thereunder as though the Junior Mortgage, and each such amendment, renewal, substitution, extension or replacement were executed and recorded, and the advance made, before the execution of the Lease. Without limiting the foregoing and notwithstanding any other term or provision of this Agreement, Tenant’s rights with respect to proceeds of insurance and of eminent domain awards are expressly made subject and subordinate to the rights of Lender, and the disposition of such proceeds shall be governed by the Junior Mortgage, and the other “Junior Loan Documents” referred to therein, in all respects; provided, however, if Lender elects to retain (a) available insurance proceeds in connection with a casualty affecting the Premises or (b) available eminent domain award proceeds in connection with a taking which affects the Premises, such that Landlord will be unable to complete repairs or restoration as otherwise required pursuant to the terms of the Lease, then Tenant shall retain any right set forth in the Lease to terminate the Lease in the manner and on the conditions set forth in Section 7.1 of the Lease.

2. Non-Disturbance. So long as Tenant is not in default (beyond any period expressed in the Lease within which Tenant may cure such default) in the payment of rent or in the performance or observance of any of the terms, covenants or conditions of the Lease on Tenant’s part to be performed or observed, (i) Tenant’s rights under the Lease and occupancy of the Premises shall not be disturbed by Lender during the term of the Lease, or any extension or renewal thereof made in accordance with the terms of the Lease, and (ii) Lender will not join Tenant as a party defendant in any action or proceeding for the purpose of terminating Tenant’s interest and estate under the Lease because of any default under the Junior Mortgage.

3. Attornment and Certificates. In the event of any foreclosure of the Junior Mortgage or any deed or other conveyance in lieu of any such foreclosure, or if Lender otherwise succeeds to Landlord’s title to the Premises or interest in and under the Lease (any of the foregoing events being a “Foreclosure”, and any purchaser, assignee or grantee acquiring or succeeding to Landlord’s title to the Premises or interest in and under the Lease being a

“Purchaser”), then Tenant shall attorn to Lender or a Purchaser, and shall recognize Lender or such Purchaser, thereafter as the Landlord under the Lease. Such attornment shall be effective and self-operative without the execution of any further instrument. Tenant agrees, however, to execute and deliver at any time and from time to time, upon the request of any holder(s) of any of the indebtedness or other obligations secured by the Junior Mortgage, or upon request of any such Purchaser, (a) any instrument or certificate which, in the reasonable judgment of such holder(s), or such purchaser, may be necessary or appropriate in any such Foreclosure proceeding or otherwise to evidence such attornment, and (b) an instrument or certificate regarding the status of the Lease, consisting of statements, if true (and if not true, specifying in what respect), (i) that the Lease is in full force and effect, (ii) the date through which rentals have been paid, (iii) the duration and date of the commencement of the term of the Lease, (iv) the nature of any amendments or modifications to the Lease, (v) that, to the best of Tenant’s knowledge, no default, or state of facts, which with the passage of time, or notice, or both, would constitute a default, exists on the part of either party to the Lease, and (vi) the dates on which payments of additional rent, if any, are due under the Lease.

4. Limitations. In the event of a Foreclosure, or if Lender exercises any of its rights under the Junior Assignment, Lender or such Purchaser, as the case may be, shall have the same remedies by entry, action or otherwise in the event of any default by Tenant (beyond any period expressed in the Lease within which Tenant may cure such default) in the payment of rent or in the performance or observance of any of the terms, covenants and conditions of the Lease on Tenant’s part to be paid, performed or observed that the Landlord had or would have had if Lender or such purchaser had not succeeded to the interest of the present Landlord. From and after any such Foreclosure or exercise of rights under the Junior Assignment, Lender or such Purchaser shall be bound to Tenant under all the terms, covenants and conditions of the Lease, and Tenant shall, from and after such attornment to Lender, or to such Purchaser, have the same remedies against Lender, or such Purchaser, for the breach of an agreement contained in the Lease that Tenant might have had under the Lease against Landlord, if Lender or such purchaser had not succeeded to the interest of Landlord. Provided, however, that Lender or such purchaser shall only be bound during the period of its ownership, and that in the case of the exercise of Lender’s rights under the Junior Assignment, or a Foreclosure, all Tenant claims shall be satisfied only out of the interest, if any, of Lender, or such Purchaser, in the Property, and Lender and such Purchaser shall not be (a) liable for any act or omission of any prior landlord (including the Landlord); or (b) liable for or incur any obligation with respect to the construction of the Property or any improvements of the Premises or the Property (provided, however, such limitation on Lender’s and Purchaser’s liability and obligations under this clause (b) shall not cause any Rent to be payable under this Lease before the Rent Commencement Date (as defined and determined in the Lease) or restrict Tenant’s right to terminate the Lease on the conditions set forth in Section 3.2 of the Lease); or (c) subject to any offsets or defenses which Tenant might have against any prior landlord (including the Landlord); or (d) bound by any rent or additional rent which Tenant might have paid more than thirty (30) days in advance to any prior landlord (including the Landlord); or (e) bound by any amendment or modification of the Lease, made without Lender’s (or Purchaser’s) prior written consent; or (f) bound by or responsible for any security deposit not actually received by Lender or Purchaser; or (g) liable for or incur any obligation with respect to any pre-existing breach of warranties or representations of any nature under the Lease or otherwise including without limitation any warranties or representations respecting use, compliance with zoning, landlord’s title, landlord’s authority, habitability and/or fitness for any purpose, or possession; or (h) liable for consequential damages; or (i) liable for any loss suffered by Tenant in connection with the use of the Emergency Accessways (defined in the Lease) by any party other than Lender or Purchaser or for any violation of the CC&R’s (as defined in the Lease) by any party (unless such violation is directly and wholly caused by Lender or Purchaser). The foregoing shall not, however: (i) relieve Lender or such Purchaser, of the obligation to remedy or cure any condition(s) at the Premises the existence of which constitute(s) a Landlord default under the Lease and which continue at the time of such Foreclosure (except as otherwise specifically set forth herein), or (ii) except as otherwise specifically set forth herein, deprive the Tenant of the right to terminate the Lease for a breach of Landlord covenant which is not cured as provided for herein and in the Lease.

5. Rights Reserved. Nothing herein contained is intended, nor shall it be construed, to abridge or adversely affect any right or remedy of: (a) the Landlord under the Lease, or any subsequent Landlord, against the Tenant in the event of any default by Tenant (beyond any period expressed in the Lease within which Tenant may cure such default) in the payment of rent or in the performance or observance of any of the terms, covenants or conditions of the Lease on Tenant’s part to be performed or observed; or (b) the Tenant under the Lease against the original or any prior Landlord in the event of any default by the original Landlord to pursue claims against such original or prior Landlord whether or not such claim is barred against Lender or a subsequent Purchaser.

6. Notice and Right to Cure. Tenant agrees to provide Lender with a copy of each notice of default given to Landlord under the Lease, at the same time as such notice of default is given to the Landlord, and Lender shall have the right, but not the obligation, to cure within the same time period granted to Landlord under the Lease for such cure.

7. Notices. Any notice or communication required or permitted hereunder shall be in writing, and shall be given or delivered: (i) by United States mail, registered or certified, postage fully prepaid, return receipt requested, or (ii) by recognized courier service or recognized overnight delivery service; and in any event addressed to the party for which it is intended at its address set forth below:

To Lender:	Fleet Corporate Finance, Inc. One Federal Street - Third Floor Boston, Massachusetts 02211 Attention: Jay C. Hart, Vice President

To Tenant:	Before the Commencement Date (as defined in the Lease):

Stratus Computer, Inc. 55 Fairbanks Road Marlborough, MA 01752 Attention: Facilities Manager

After the Commencement Date:

Stratus Computer, Inc. 111 Powder Mill Road Maynard, MA 01754 Attention: Facilities Manager

with a copy to:	Stratus Computer, Inc. 111 Powder Mill Road Maynard, MA 01754 Attention: General Counsel

And, at all times while the Guarantee of Lease described in Section 11.15 of the Lease remains in effect, with a copy to:

Ascend Communications, Inc. 1701 Harbor Bay Parkway Alameda, CA 94502 Attention: Director of Real Estate

And, at all times, with a copy to:

Testa, Hurwitz & Thibeault, LLP 125 High Street Boston, MA 02110 Attention: Real Estate Department

or such other address as such party may have previously specified by notice given or delivered in accordance with the foregoing. Any such notice shall be deemed to have been given and received on the date delivered or tendered for delivery during normal business hours as herein provided.

8. No Oral Change. This Agreement may not be modified orally or in any manner than by an agreement in writing signed by the parties hereto or their respective successors in interest.

9. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, personal representatives, successors and assigns, and any Purchaser or Purchasers at Foreclosure of the Property or any portion thereof, and their respective heirs, personal representatives, successors and assigns.

10. Payment of Rent To Lender. Tenant acknowledges that it has notice pursuant to this Agreement that the Lease and the rent and all sums due thereunder have been assigned to Lender as part of the security for the obligations secured by the Junior Mortgage. In the event Lender notifies Tenant of a default under the Loan and demands that Tenant pay its rent and all other sums due under the Lease to Lender, Tenant agrees that it will (i) honor such demand and pay its rent and all other sums due under the Lease to Lender, or Lender’s designated agent, until otherwise notified in writing by Lender, and (ii) if so requested by Lender (and notwithstanding anything in the Lease to the contrary), Tenant shall reissue the Letter of Credit (required pursuant to Section 11.17) to Lender as beneficiary in exchange for the then outstanding Letter of Credit. Borrower unconditionally authorizes and directs Tenant to make rental payments directly to Lender (and, if so requested by Lender, to reissue the Letter of Credit to Lender as beneficiary) following receipt of such notice and further agrees that Tenant may rely upon such notice without any obligation to further inquire as to whether or not any default exists under the Junior Mortgage or the Junior Assignment, and that Borrower shall have no right or claim against Tenant for or by reason of any payments of rent or other charges made by Tenant to Lender (or the reissuance of the Letter of Credit) following receipt of such notice.

11. No Amendment or Cancellation of Lease. So long as the Junior Mortgage remains undischarged of record, Tenant shall not materially amend or modify, cancel (except as expressly permitted by the Lease) or terminate (except as expressly permitted by the Lease) the Lease, or consent to an amendment, modification, cancellation (except as expressly permitted by the Lease) or termination (except as expressly permitted by the Lease) of the Lease, or agree to subordinate the Lease to any other mortgage (other than the Senior Mortgage), without Lender’s prior written consent in each instance, which consent shall not be unreasonably withheld, delayed or conditioned. “Materially” for purposes of this Section 11 shall be defined to include any increase in Landlord’s obligations under the Lease, any diminution of Landlord’s rights under the Lease, any increase in Tenant’s rights under the Lease, any decrease or reduction in Tenant’s obligations under the Lease, and any change in the economic terms of the Lease (including without limitation, amount of rent or other charges, length of term, and the like). In addition, Tenant shall, if required pursuant to the terms of the Guaranty of Lease from Ascend Communications, Inc. dated as of the date of the Lease (the “Stratus Guaranty”), obtain Guarantor’s consent to all amendments, modifications, cancellations, terminations, subordinations and assignments of the Lease prior to obtaining Lender’s consent thereto.

12. Options. With respect to any options for additional space provided to Tenant under the Lease, or with respect to the right of first offer set forth in Section 10.2 of the Lease, Lender and any Purchaser shall recognize the same if Tenant is entitled thereto under the Lease after the date on which Lender or any Purchaser succeeds as Landlord under the Lease by virtue of Foreclosure or Lender or any Purchaser takes possession of the Premises; provided, however, Lender shall not be responsible for any acts of any prior landlord under the lease, or the act of any tenant, subtenant or other party which prevents Lender from complying with the provisions hereof and Tenant shall have no right to cancel the Lease or to make any claims against Lender on account thereof. Notwithstanding anything contained herein to the contrary, Lender and any Purchaser shall have no obligation to recognize any rights of Tenant with respect to the “Adjacent Property” (as defined in the Lease), except and to the extent that Lender has succeeded to landlord’s interest in the Adjacent Property, and then, only to the extent required by this Section 12.

13. Captions. Captions and headings of sections are not parts of this Agreement and shall not be deemed to affect the meaning or construction of any of the provisions of this Agreement.

14. Counterparts. This Agreement may be executed in several counterparts each of which when executed and delivered is an original, but all of which together shall constitute one instrument.

15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

16. Parties Bound. The provisions of this Agreement shall run with the Property and be binding upon and inure to the benefit of Tenant, Lender, any Purchaser, and Borrower and their respective successors and assigns (and any assignment of the Lease in accordance with the Lease shall be deemed to include an assignment of the rights and interests of the assignor under this Agreement); provided, however, reference to successors and assigns of Tenant shall not constitute a consent by Landlord or Borrower to an assignment or sublet by Tenant, but has reference only to those instances in which such consent is not required pursuant to the Lease or for which such consent has been given.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

LENDER:

FLEET CORPORATE FINANCE INC.

BY:

Name: Jay C. Hart
Title: Vice President

Date executed by Lender:

TENANT:

STRATUS COMPUTER, INC.

BY:

Name:

Title:

Date executed by Tenant:

ATTEST:

Name:
Title:

COMMONWEALTH OF MASSACHUSETTS

Suffolk, ss.	January ,1999

Then personally appeared before me Jay C. Hart, a Vice-President of Fleet Corporate Finance Inc. and acknowledged the foregoing to be his free act and deed and the free act and deed of Fleet Corporate Finance Inc.

, Notary Public
My Commission Expires:

COMMONWEALTH OF MASSACHUSETTS

, ss.	January , 1999

Then personally appeared before me the above-named                                 , being the                                  of Stratus Computer, Inc. (the Tenant described above), and acknowledged the foregoing to be the free act and deed of such Tenant.

, Notary Public
My Commission Expires:

DEK PORTFOLIO LLC, as holder of the interest of Landlord under the Lease, and as Borrower under the Junior Mortgage and Security Agreement, the Junior Loan Agreement and the other Junior Loan Documents, agrees for itself and its successors and assigns that:

1. The above agreement does not:

(a)	constitute a waiver by Lender of any of its rights under the Junior Mortgage and Security Agreement or any of the other Junior Loan Documents; or

(b)	in any way release Borrower from its obligations to comply with the terms, provisions, conditions, covenants and agreements and clauses of the Junior Mortgage and Security Agreement and other Junior Loan Documents;

2. The provisions of the Junior Mortgage and Security Agreement remain in full force and effect and must be complied with by Borrower;

3. Tenant shall have the unconditional right to rely on any notice or request from Lender which directs Tenant to pay rent to Lender without any obligation to inquire as to whether or not a default exists and notwithstanding any notice from or claim of Borrower to the contrary. Borrower shall have no right or claim against Tenant for rent paid to Lender after Lender so notifies Tenant to make payment of rent to Lender; and

4. Borrower shall be bound by all of the terms, conditions and provisions of the foregoing Agreement in all respects.

Executed and delivered as a sealed instrument as of the ____ day of January, 1999.

BORROWER:	DEK PORTFOLIO LLC (a Delaware limited liability company)

By:

Name: Joseph A. Versaggi
Title: Vice President

COMMONWEALTH OF MASSACHUSETTS

Suffolk, ss.	January , 1999

Then personally appeared before me the above-named Joseph A. Versaggi, the Vice President of DEK PORTFOLIO LLC, and acknowledged the foregoing instrument to be his free act and deed and the free act and deed of DEK PORTFOLIO LLC.

, Notary Public
My commission expires:

BORROWER:	DEK PORTFOLIO LLC, (a Delaware limited liability company)

	By:	MASSACHUSETTS WINDSOR LLC, a Delaware limited liability company, its Co-Managing Member

		BY:	SPAULDING AND SLYE REAL ESTATE SERVICES COMPANY, INC., a Delaware corporation, its Managing Member

BY:

Name: Peter A. Bailey
Title: Vice President

COMMONWEALTH OF MASSACHUSETTS

Suffolk, ss.	January , 1999

Then personally appeared before me the above-named Peter A. Bailey, the Vice President of Spaulding and Slye Real Estate Services Company, Inc., which in turn is the managing member of Massachusetts Windsor LLC, which in turn is a co-managing member of Borrower and acknowledged the foregoing instrument to be such person’s free act and deed and the free act and deed of Spaulding and Slye Real Estate Services Company, Inc., as managing member of Massachusetts Windsor LLC, and the free act and deed of Massachusetts Windsor LLC, as the co-manager of Borrower and the free act and deed of DEK Portfolio LLC.

, Notary Public
My commission expires:

12354/320 Agenda No. 1.9 Lease Subordination, Non-Disturbance of Possession and Attornment Agreement for FLEET NATIONAL BANK Draft: 1/27/99

LEASE SUBORDINATION, NON-DISTURBANCE

OF POSSESSION AND ATTORNMENT AGREEMENT

This agreement (“Lease Subordination, Non-Disturbance of Possession and Attornment Agreement” or “Agreement”) is made as of the ____ day of January, 1999, among FLEET NATIONAL BANK, a national banking association having a place of business at 75 State Street, 11th Floor, Boston, Massachusetts 02109 (“Lender”), DEK PORTFOLIO LLC, a Delaware limited liability company, having an address c/o Spaulding and Slye, 125 CambridgePark Drive, Cambridge, Massachusetts 02140 (“Landlord” or “Borrower”), and STRATUS COMPUTER, INC., a Massachusetts corporation, having an address at 55 Fairbanks, Marlborough, Massachusetts 01752 (“Tenant”).

Introductory Provisions

A. Lender is relying on this Agreement as an inducement to Lender in making and maintaining a loan (“Loan”) secured by, among other things, a Senior Mortgage and Security Agreement dated on or about December 23, 1998 (“Senior Mortgage”) given by Borrower covering certain property owned by Borrower and including the property commonly known as and numbered 113 Powder Mill Road, Maynard, Massachusetts (“Property”), which Senior Mortgage, including a legal description of the Property, was recorded on December 31, 1998 with the Middlesex South Registry of Deeds as Instrument No. 332; and filed with the Middlesex South Registry District of the Land Court as Document No. 1091716. Lender is also the “Assignee” under a Senior Collateral Assignment of Leases and Rents (“Senior Assignment”) dated on or about December 23, 1998, from Borrower with respect to the Property which Senior Assignment was recorded on December 31, 1998 with the Middlesex South Registry of Deeds as Instrument No. 333 and is herewith filed with said Registry District.

B. Tenant is the tenant under that certain lease (“Lease”) dated as of January     , 1999, between Landlord and Tenant, covering certain premises (“Premises”) at the Property as more particularly described in the Lease and the Notice of Lease dated January     , 1999, between Landlord and Tenant recorded with the Middlesex South Registry of Deeds and filed with said Registry District herewith, which Lease grants to Tenant a right of first offer, on terms and conditions set forth in the Lease, with respect to certain other premises at the Property, more particularly described in said Notice of Lease (and subject to Section 12 hereof, any reference to the Lease in this Agreement shall be deemed to include any right of first offer with respect to the Premises).

C. Lender requires, as a condition to the making and maintaining of the Loan, that the Senior Mortgage be and remain superior to the Lease and that its rights under the Senior Assignment be recognized.

D. Tenant requires as a condition to the Lease being subordinate to the Senior Mortgage that its rights under the Lease be recognized.

E. Lender, Landlord, and Tenant desire to confirm their understanding with respect to the Senior Mortgage and the Lease.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein, and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, and with the understanding by Tenant that Lender shall rely hereon in making and maintaining the Loan, and with the understanding by Lender that Tenant shall rely hereon in entering into the Lease, Lender, Landlord, and Tenant agree as follows:

1. Subordination. Subject to all of the other terms and conditions of this Agreement, the Lease and the rights of Tenant thereunder are subordinate and inferior to the Senior Mortgage and any amendment, renewal, substitution, extension or replacement thereof and each advance made thereunder as though the Senior Mortgage, and each such amendment, renewal, substitution, extension or replacement were executed and recorded, and the advance made, before the execution of the Lease. Without limiting the foregoing and notwithstanding any other term or provision of this Agreement, Tenant’s rights with respect to proceeds of insurance and of eminent domain awards are expressly made subject and subordinate to the rights of Lender, and the disposition of such proceeds shall be governed by the Senior Mortgage, and the other “Senior Loan Documents” referred to therein, in all respects; provided, however, if Lender elects to retain (a) available insurance proceeds in connection with a casualty affecting the Premises or (b) available eminent domain award proceeds in connection with a taking which affects the Premises, such that Landlord will be unable to complete repairs or restoration as otherwise required pursuant to the terms of the Lease, then Tenant shall retain any right set forth in the Lease to terminate the Lease in the manner and on the conditions set forth in Section 7.1 of the Lease.

2. Non-Disturbance. So long as Tenant is not in default (beyond any period expressed in the Lease within which Tenant may cure such default) in the payment of rent or in the performance or observance of any of the terms, covenants or conditions of the Lease on Tenant’s part to be performed or observed, (i) Tenant’s rights under the Lease and occupancy of the Premises shall not be disturbed by Lender during the term of the Lease, or any extension or renewal thereof made in accordance with the terms of the Lease, and (ii) Lender will not join Tenant as a party defendant in any action or proceeding for the purpose of terminating Tenant’s interest and estate under the Lease because of any default under the Senior Mortgage.

3. Attornment and Certificates. In the event of any foreclosure of the Senior Mortgage or any deed or other conveyance in lieu of any such foreclosure, or if Lender otherwise succeeds to Landlord’s title to the Premises or interest in and under the Lease (any of the foregoing events being a “Foreclosure”, and any purchaser, assignee or grantee acquiring or succeeding to Landlord’s title to the Premises or interest in and under the Lease being a

“Purchaser”), then Tenant shall attorn to Lender or a Purchaser, and shall recognize Lender or such Purchaser, thereafter as the Landlord under the Lease. Such attornment shall be effective and self-operative without the execution of any further instrument. Tenant agrees, however, to execute and deliver at any time and from time to time, upon the request of any holder(s) of any of the indebtedness or other obligations secured by the Senior Mortgage, or upon request of any such Purchaser, (a) any instrument or certificate which, in the reasonable judgment of such holder(s), or such purchaser, may be necessary or appropriate in any such Foreclosure proceeding or otherwise to evidence such attornment, and (b) an instrument or certificate regarding the status of the Lease, consisting of statements, if true (and if not true, specifying in what respect), (i) that the Lease is in full force and effect, (ii) the date through which rentals have been paid, (iii) the duration and date of the commencement of the term of the Lease, (iv) the nature of any amendments or modifications to the Lease, (v) that, to the best of Tenant’s knowledge, no default, or state of facts, which with the passage of time, or notice, or both, would constitute a default, exists on the part of either party to the Lease, and (vi) the dates on which payments of additional rent, if any, are due under the Lease.

4. Limitations. In the event of a Foreclosure, or if Lender exercises any of its rights under the Senior Assignment, Lender or such Purchaser, as the case may be, shall have the same remedies by entry, action or otherwise in the event of any default by Tenant (beyond any period expressed in the Lease within which Tenant may cure such default) in the payment of rent or in the performance or observance of any of the terms, covenants and conditions of the Lease on Tenant’s part to be paid, performed or observed that the Landlord had or would have had if Lender or such purchaser had not succeeded to the interest of the present Landlord. From and after any such Foreclosure or exercise of rights under the Senior Assignment, Lender or such Purchaser shall be bound to Tenant under all the terms, covenants and conditions of the Lease, and Tenant shall, from and after such attornment to Lender, or to such Purchaser, have the same remedies against Lender, or such Purchaser, for the breach of an agreement contained in the Lease that Tenant might have had under the Lease against Landlord, if Lender or such purchaser had not succeeded to the interest of Landlord. Provided, however, that Lender or such purchaser shall only be bound during the period of its ownership, and that in the case of the exercise of Lender’s rights under the Senior Assignment, or a Foreclosure,, all Tenant claims shall be satisfied only out of the interest, if any, of Lender, or such Purchaser, in the Property, and Lender and such Purchaser shall not be (a) liable for any act or omission of any prior landlord (including the Landlord); or (b) liable for or incur any obligation with respect to the construction of the Property or any improvements of the Premises or the Property (provided, however, such limitation on Lender’s and Purchaser’s liability and obligations under this clause (b) shall not cause any Rent to be payable under this Lease before the Rent Commencement Date (as defined and determined in the Lease) or restrict Tenant’s right to terminate the Lease on the conditions set forth in Section 3.2 of the Lease); or (c) subject to any offsets or defenses which Tenant might have against any prior landlord (including the Landlord); or (d) bound by any rent or additional rent which Tenant might have paid more than thirty (30) days in advance to any prior landlord (including the Landlord); or (e) bound by any amendment or modification of the Lease, made without Lender’s (or Purchaser’s) prior written consent; or (f) bound by or responsible for any security deposit not actually received by Lender or Purchaser; or (g) liable for or incur any obligation with respect to any pre-existing breach of warranties or representations of any nature under the Lease or otherwise including without limitation any warranties or representations respecting use, compliance with zoning, landlord’s title, landlord’s authority, habitability and/or fitness for any purpose, or possession; or (h) liable for consequential damages; or (i) liable for any loss suffered by Tenant in connection with the use of the Emergency Accessways (defined in the Lease) by any party other than Lender or Purchaser or for any violation of the CC&R’s (as defined in the Lease) by any party (unless such violation is directly and wholly caused by Lender or Purchaser). The foregoing shall not, however: (i) relieve Lender or such Purchaser, of the obligation to remedy or cure any condition(s) at the Premises the existence of which constitute(s) a Landlord default under the Lease and which continue at the time of such Foreclosure (except as otherwise specifically set forth herein), or (ii) except as otherwise specifically set forth herein, deprive the Tenant of the right to terminate the Lease for a breach of Landlord covenant which is not cured as provided for herein and in the Lease.

5. Rights Reserved. Nothing herein contained is intended, nor shall it be construed, to abridge or adversely affect any right or remedy of: (a) the Landlord under the Lease, or any subsequent Landlord, against the Tenant in the event of any default by Tenant (beyond any period expressed in the Lease within which Tenant may cure such default) in the payment of rent or in the performance or observance of any of the terms, covenants or conditions of the Lease on Tenant’s part to be performed or observed; or (b) the Tenant under the Lease against the original or any prior Landlord in the event of any default by the original Landlord to pursue claims against such original or prior Landlord whether or not such claim is barred against Lender or a subsequent Purchaser.

6. Notice and Right to Cure. Tenant agrees to provide Lender with a copy of each notice of default given to Landlord under the Lease, at the same time as such notice of default is given to the Landlord, and Lender shall have the right, but not the obligation, to cure within the same time period granted to Landlord under the Lease for such cure.

7. Notices. Any notice or communication required or permitted hereunder shall be in writing, and shall be given or delivered: (i) by United States mail, registered or certified, postage fully prepaid, return receipt requested, or (ii) by recognized courier service or recognized overnight delivery service; and in any event addressed to the party for which it is intended at its address set forth below:

To Lender:	Fleet National Bank
75 State Street, 1lth Floor
Boston, Massachusetts 02109
	Attention:	(i) Commercial Real Estate Loan Administration Manager, and (ii) Theresa B. Weinreich, Senior Vice President

To Tenant:	Before the Commencement Date (as defined in the Lease):

Stratus Computer, Inc. 55 Fairbanks Road Marlborough, MA 01752 Attention: Facilities Manager

After the Commencement Date:

Stratus Computer, Inc. 111 Powder Mill Road Maynard, MA 01754 Attention: Facilities Manager

with a copy to:	Stratus Computer, Inc.
111 Powder Mill Road Maynard, MA 01754 Attention: General Counsel

And, at all times while the Guarantee of Lease described in Section 11.15 of the Lease remains in effect, with a copy to:

Ascend Communications, Inc. 1701 Harbor Bay Parkway Alameda, CA 94502 Attention: Director of Real Estate

And, at all times, with a copy to:

Testa, Hurwitz & Thibeault, LLP
125 High Street
Boston, MA 02110
Attention: Real Estate Department

or such other address as such party may have previously specified by notice given or delivered in accordance with the foregoing. Any such notice shall be deemed to have been given and received on the date delivered or tendered for delivery during normal business hours as herein provided.

8. No Oral Change. This Agreement may not be modified orally or in any manner than by an agreement in writing signed by the parties hereto or their respective successors in interest.

9. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, personal representatives, successors and assigns, and any Purchaser or Purchasers at Foreclosure of the Property or any portion thereof, and their respective heirs, personal representatives, successors and assigns.

10. Payment of Rent To Lender. Tenant acknowledges that it has notice pursuant to this Agreement that the Lease and the rent and all sums due thereunder have been assigned to Lender as part of the security for the obligations secured by the Senior Mortgage. In the event Lender notifies Tenant of a default under the Loan and demands that Tenant pay its rent and all other sums due under the Lease to Lender, Tenant agrees that it will (i) honor such demand and pay its rent and all other sums due under the Lease to Lender, or Lender’s designated agent, until otherwise notified in writing by Lender, and (ii) if so requested by Lender (and notwithstanding anything in the Lease to the contrary), Tenant shall reissue the Letter of Credit (required pursuant to Section 11.17) to Lender as beneficiary in exchange for the then outstanding Letter of Credit. Borrower unconditionally authorizes and directs Tenant to make rental payments directly to Lender (and, if so requested by Lender, to reissue the Letter of Credit to Lender as beneficiary) following receipt of such notice and further agrees that Tenant may rely upon such notice without any obligation to further inquire as to whether or not any default exists under the Senior Mortgage or the Senior Assignment, and that Borrower shall have no right or claim against Tenant for or by reason of any payments of rent or other charges made by Tenant to Lender (or the reissuance of the Letter of Credit) following receipt of such notice.

11. No Amendment or Cancellation of Lease. So long as the Senior Mortgage remains undischarged of record, Tenant shall not materially amend or modify, cancel (except as expressly permitted by the Lease) or terminate (except as expressly permitted by the Lease) the Lease, or consent to an amendment, modification, cancellation (except as expressly permitted by the Lease) or termination (except as expressly permitted by the Lease) of the Lease, or agree to subordinate the Lease to any other mortgage, without Lender’s prior written consent in each instance, which consent shall not be unreasonably withheld, delayed or conditioned. “Materially” for purposes of this Section 11 shall be defined to include any increase in Landlord’s obligations under the Lease, any diminution of Landlord’s rights under the Lease, any increase in Tenant’s rights under the Lease, any decrease or reduction in Tenant’s obligations under the Lease, and any change in the economic terms of the Lease (including without limitation, amount of rent or other charges, length of term, and the like). In addition, Tenant shall, if required pursuant to the terms of the Guaranty of Lease from Ascend Communications, Inc. dated as of the date of the Lease (“Guarantor”), obtain Guarantor’s consent to all amendments, modifications, cancellations, terminations, subordinations and assignments of the Lease prior to obtaining Lender’s consent thereto.

12. Options. With respect to any options for additional space provided to Tenant under the Lease or with respect to the right of first offer set forth in Section 10.2 of the Lease, Lender and any Purchaser shall recognize the same if Tenant is entitled thereto under the Lease after the date on which Lender or any Purchaser succeeds as Landlord under the Lease by virtue of Foreclosure or Lender or any Purchaser takes possession of the Premises; provided, however, Lender shall not be responsible for any acts of any prior landlord under the lease, or the act of any tenant, subtenant or other party which prevents Lender from complying with the provisions hereof and Tenant shall have no right to cancel the Lease or to make any claims against Lender on account thereof. Notwithstanding anything contained herein to the contrary, Lender and any Purchaser shall have no obligation to recognize any rights of Tenant with respect to the “Adjacent Property” (as defined in the Lease), except and to the extent that Lender has succeeded to Landlord’s interest in the Adjacent Property, and then, only to the extent required by this Section 12.

13. Captions. Captions and headings of sections are not parts of this Agreement and shall not be deemed to affect the meaning or construction of any of the provisions of this Agreement.

14. Counterparts. This Agreement may be executed in several counterparts each of which when executed and delivered is an original, but all of which together shall constitute one instrument.

15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

16. Parties Bound. The provisions of this Agreement shall run with the Property and be binding upon and inure to the benefit of Tenant, Lender, any Purchaser, and Borrower and their respective successors and assigns (and any assignment of the Lease in accordance with the Lease shall be deemed to include an assignment of the rights and interests of the assignor under this Agreement); provided, however, reference to successors and assigns of Tenant shall not constitute a consent by Landlord or Borrower to an assignment or sublet by Tenant, but has reference only to those instances in which such consent is not required pursuant to the Lease or for which such consent has been given.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

LENDER: FLEET NATIONAL BANK

BY:

Name: Teresa B. Weinreich
Title: Senior Vice President

Date executed by Lender:

TENANT: STRATUS COMPUTER, INC.

BY:

Name:

Title:

Date executed by Tenant:

ATTEST:

Name:
Title:

COMMONWEALTH OF MASSACHUSETTS

Suffolk, ss.	January , 1999

Then personally appeared before me Teresa B. Weinreich, a Senior Vice-President of Fleet National Bank and acknowledged the foregoing to be her free act and deed and the free act and deed of Fleet National Bank.

, Notary Public
My Commission Expires:

COMMONWEALTH OF MASSACHUSETTS

, ss.	January , 1999

Then personally appeared before me the above-named                     , being the                      of Stratus Computer, Inc. (the Tenant described above), and acknowledged the foregoing to be such person’s free act and deed and the free act and deed of such Tenant.

, Notary Public
My Commission Expires:

DEK PORTFOLIO LLC, as holder of the interest of Landlord under the Lease, and as Borrower under the Senior Mortgage and Security Agreement, the Senior Loan Agreement and the other Senior Loan Documents, agrees for itself and its successors and assigns that:

1. The above agreement does not:

(a)	constitute a waiver by Lender of any of its rights under the Senior Mortgage and Security Agreement or any of the other Senior Loan Documents; or

(b)	in any way release Borrower from its obligations to comply with the terms, provisions, conditions, covenants and agreements and clauses of the Senior Mortgage and Security Agreement and other Senior Loan Documents;

2. The provisions of the Senior Mortgage and Security Agreement remain in full force and effect and must be complied with by Borrower;

3. Tenant shall have the unconditional right to rely on any notice or request from Lender which directs Tenant to pay rent to Lender without any obligation to inquire as to whether or not a default exists and notwithstanding any notice from or claim of Borrower to the contrary. Borrower shall have no right or claim against Tenant for rent paid to Lender after Lender so notifies Tenant to make payment of rent to Lender; and

4. Borrower shall be bound by all of the terms, conditions and provisions of the foregoing Agreement in all respects.

Executed and delivered as a sealed instrument as of the                      day of January, 1999.

BORROWER:	DEK PORTFOLIO LLC (a Delaware limited liability company)

By:

Name: Joseph A. Versaggi
Title: Vice President

COMMONWEALTH OF MASSACHUSETTS

Suffolk, ss.	January , 1999

Then personally appeared before me the above-named Joseph A. Versaggi, the Vice President of DEK PORTFOLIO LLC, and acknowledged the foregoing instrument to be his free act and deed and the free act and deed of DEK PORTFOLIO LLC.

, Notary Public
My commission expires:

BORROWER:	DEK PORTFOLIO LLC, (a Delaware limited liability company)

	BY:	MASSACHUSETTS WINDSOR LLC, a Delaware limited liability company, its Co-Managing Member

		BY:	SPAULDING AND SLYE REAL ESTATE SERVICES COMPANY, INC., a Delaware corporation, its Managing Member

BY:

Name: Peter A. Bailey
Title: Vice President

COMMONWEALTH OF MASSACHUSETTS

Suffolk, ss.	January , 1999

Then personally appeared before me the above-named Peter A. Bailey, the Vice President of Spaulding and Slye Real Estate Services Company, Inc., which in turn is the managing member of Massachusetts Windsor LLC, which in turn is a co-managing member of Borrower and acknowledged the foregoing instrument to be such person’s free act and deed and the free act and deed of Spaulding and Slye Real Estate Services Company, Inc., as managing member of Massachusetts Windsor LLC, and the free act and deed of Massachusetts Windsor LLC, as the co-manager of Borrower and the free act and deed of DEK Portfolio LLC.

, Notary Public
My commission expires:

EXHIBIT F

FORM OF IRREVOCABLE LETTER OF CREDIT

F - 1

Irrevocable Letter of Credit P
Beneficiary:
(Landlord”)	Date:
DEK Portfolio LLC 265 Franklin Street Boston, MA 02110—

We hereby establish this Irrevocable Standby Letter of Credit No. P                     in favor of [name of beneficiary] (the “Landlord”), for an aggregate amount not to exceed $1,000,000.00 One Million and no/100 United States Dollars).

This Letter of Credit is available with The Chase Manhattan Bank, New York against presentation of your draft at sight drawn on The Chase Manhattan Bank, New York when accompanied by the documents indicated herein in the form of either A or B below.

A. Beneficiary’s dated statement purportedly signed by one of its officials or an official of its agent reading as follows:

“The amount of this drawing $                    , under The Chase Manhattan Bank Letter of Credit No. P                     represents funds due us as:

an Event of Default has occurred and is continuing as defined in that certain Lease Agreement dated January         , 1999 by and between Stratus Computer, Inc. as tenant and DEK Portfolio LLC. as “landlord.”

B. Beneficiary’s dated statement purportedly signed by one of its officials or an official of its agent reading as follows:

“The amount of this drawing $                    , under The Chase Manhattan Bank Letter of Credit No. P                     represents funds due us as: this letter of credit has not been renewed, extended or replaced at least 30 days prior to its expiry date, as required pursuant to Section 11_7 of the Lease dated January         , 1999 between Stratus Computer, Inc. as tenant and DEK Portfolio LLC. as “landlord.”

Partial and multiple drawings are permitted.

This Letter of Credit expires at our counters in New York with our close of business on [one year from issuance]

This Letter of Credit is transferable in its entirety (but not in part) to a successor landlord under the lease and The Chase Manhattan Bank only is authorized to act as transferring bank. We shall not recognize any transfer of this Letter of Credit until this original Letter of Credit together with any amendments and a signed and completed transfer form as per Exhibit A attached hereto is received by us.

The correctness of the signature and title of the person signing the transfer forms must be verified by your bank.

In case of any transfer under this Letter of Credit, the draft and any required statement must be executed by the transferee.

This Letter of Credit may not be transferred to any person with which U.S. persons are prohibited from doing business under U.S. Foreign Assets Control Regulations or other applicable U.S. laws and regulations.

All correspondence and any drawings hereunder are to be directed to our office at 4 Chase Metrotech Center, 8th Floor, Brooklyn, New York 11245, Attention: Standby Letter of Credit Department. Customer Inquiry Numbers Are (718) 242-3884 and (718) 242-4898.

We hereby issue this Standby Letter of Credit in your favor it is subject to the Uniform Customs and Practice For Documentary Credits (1993 Revision International Chamber of Commerce Publication No. 500) and engages us in accordance with the terms thereof, the number and the date of our credit and the name of our bank must be quoted on all drafts required.

Yours truly,

The Chase Manhattan Bank

Authorized Signature

EXHIBIT G

SERVICE CONTRACTS

Pursuant to Section 6.1.2 of this Lease, Tenant shall provide copies of the following service and maintenance contracts, including inspection reports as noted, to Landlord during the Term of this Lease:

Janitorial Services (including interior and exterior window washing)

Trash Removal Services

Pest Control Services

HVAC (distribution) Maintenancea

HVAC (plant) Maintenance a

Electrical System Maintenance b

Water Treatment Testing and Maintenance

Snow Removal Services

Facade Maintenance c

Roof Maintenance d

Exterior Landscape Services

Parking Lot Maintenance e

Life Safety, Sprinkler and Fire Alarm Testing and Maintenance f

Drainage Basin Testing and Maintenance

Emergency Generator Testing and Maintenance g

Elevator Maintenance Testing and Maintenance h

Kitchen Equipment Maintenancei

Double Check Valve Testing and Maintenance

[a]	Contract shall include preventative maintenance per manufacturer’s recommended maintenance program for the building HVAC plant including, but not limited to ice storage system equipment, boilers, fans, pumps, air handler units and control systems.

[b]	Contract shall include preventative maintenance per manufacturer’s recommended maintenance program for the building electrical system including, but not limited to, transformers, switchgear and panelboards. Tenant to provide Landlord, not less than annually, copies of an inspection which shall include an infra-red scan of all equipment and oil test of the transformer.

[c]	Tenant to provide Landlord copies of a facade inspection performed by a qualified consultant which shall include a review of joint sealants, glazing sealants, and general condition of facade not less than annually.

[d]	Tenant to provide Landlord copies of a roof inspection report performed by a qualified consultant not less than annually.

[e]	Tenant to provide Landlord copies of a parking lot surface inspection report performed by a qualified consultant, not less than annually.

[f]	Contract shall include testing and preventative maintenance per manufacturer’s recommended maintenance program for the building systems. Tenant shall provide Landlord copies of testing and inspection reports as required by local and state ordinances and code requirements but not less than annually.

[g]	Contract shall include testing and preventative maintenance per manufacturer’s recommended maintenance program for the emergency generator systems. Tenant shall provide Landlord copies of testing and inspection reports not less than annually.

[h]	Contract shall include testing and preventative maintenance per manufacturer’s recommended maintenance program for the passenger and freight elevator systems. Tenant shall provide Landlord copies of testing and inspection reports as required by law but not less than annually.

[i]	Contract shall include exhaust duct cleaning and inspection not less than bi-annually (i.e. once every 24 months).

EXHIBIT H

GUARANTY OF LEASE FOR SUBSTITUTE GUARANTOR

WHEREAS, DEK PORTFOLIO LLC, a Delaware limited liability company, having an address at c/o Great Point Investors LLC, 265 Franklin Street, Boston, MA 02110 (“Landlord”) has entered into that certain Lease (the “Lease”) dated as of January     , 1999 with STRATUS COMPUTER, INC., a Massachusetts corporation, having an address at 55 Fairbanks Boulevard, Marlboro, MA 01752 (“Tenant”), a copy of the Lease being attached hereto as Exhibit A; and

WHEREAS, Landlord would not enter into the Lease but for the undertakings of                         , a                         , having an office at                         , Attn:                          (“Guarantor”), as set forth herein; and

WHEREAS, Guarantor has a substantial financial interest in the Tenant and will derive a direct benefit from the execution of the Lease by Landlord.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, and as a material inducement to Landlord to execute the Lease, the undersigned agrees as follows:

1. Guaranty. The undersigned Guarantor hereby unconditionally guarantees the full and timely performance by Tenant of each and every term, condition and covenant to be performed by Tenant under the Lease, including without implied limitation the Tenant’s obligation to pay such rents, charges, costs and impositions as are set forth in the Lease. Guarantor further agrees to defend with counsel reasonably acceptable to Landlord, and to indemnify and save Landlord harmless from and against any and all loss, cost, damage or liability arising out of any breach by Tenant of any of the terms, conditions and covenants of the Lease, or out of any breach of warranty or misrepresentation made by Tenant under the Lease or heretofore or hereafter made to Landlord, including reasonable attorneys’ fees and any other costs incurred by Landlord in connection therewith.

2. Direct Enforcement. The undertakings contained in this Guaranty shall be the personal liability of Guarantor. Guarantor acknowledges that after any Event of Default (as defined in the Lease) by Tenant, the liability of Guarantor under this Guaranty shall be primary and that, in the enforcement of its rights, Landlord shall be entitled to look to Guarantor for the performance of the obligations of Tenant which Guarantor has guaranteed, without first commencing any action or proceedings against Tenant, and likewise, enforcement of Landlord’s rights against Tenant shall not impair the right of Landlord to enforce this Guaranty, and any such action by Landlord shall not operate as a release of the liability of Guarantor under this Guaranty. The guaranteed obligations include both payment and performance. The obligations of the Guarantor shall be absolute and unconditional and shall remain in full force and effect until all amounts due pursuant to the Lease have been paid in full and all of Tenant’s obligations thereunder have been performed in full.

3. Guarantor’s Performance of Tenant’s Obligations. Guarantor agrees that, in addition to any other rights given to Landlord hereby, in the event of any Event of Default by Tenant, it will forthwith cause Tenant to, or will itself, pay, perform and observe the term, condition or covenant of the Lease to which such Event of Default relates.

4. Subrogation. From and after the occurrence of any default by Tenant in the performance of any term, condition, covenant or obligation under the Lease, Guarantor agrees that it will not accept or receive any dividend, payment or reimbursement from Tenant, including any payment on account of any indebtedness from Tenant to Guarantor, and that if Guarantor does then receive any such dividend, payment or reimbursement the same shall be held in trust for Landlord and forthwith will be turned over to Landlord in the form received.

5. Financial Condition. Guarantor agrees from time to time upon Landlord’s request to deliver to Landlord Tenant’s and Guarantor’s most recent annual financial statements (certified by the applicable party’s chief financial officer or by an outside accounting firm). All financial statements delivered to Landlord by Guarantor will be, true and correct in all material respects and fair presentations of the financial condition of Guarantor as of the date thereof, prepared in accordance with generally accepted accounting practices. Landlord shall keep any financial statements delivered hereunder confidential.

6. Waivers. Guarantor agrees that none of its obligations and no right against Guarantor hereunder shall in any way be discharged, impaired or otherwise affected by any extension of time for, or by any partial of complete waiver of the performance of any of Tenant’s obligations under the Lease, or by any other alteration, amendment, assignment, expansion, extension or modification in or to the Lease, or by any release or waiver of any term, covenant or condition of the Lease, or by any delay in the enforcement of any rights against Tenant, Guarantor or any other person or entity under the Lease. Without limitation, Guarantor agrees that the Lease may be altered, amended, assigned, expanded, extended or modified from time to time on such terms and provisions as may be satisfactory to Landlord without notice to or further assent by Guarantor, and Guarantor hereby waives notice of acceptance of this Guaranty, notice of any obligations guaranteed hereby or of any action taken or omitted in reliance hereon, and notice of any defaults of Tenant under the Lease and waives presentment, demand for payment or performance, protest, notice of dishonor, nonpayment or nonperformance of any such obligations, suit or taking other action by Landlord against, and any other notice to, any party liable thereon and waives suretyship defenses generally, other than full and timely payment and performance of all obligations hereby guaranteed, and Guarantor agrees to cause Tenant to preserve the enforceability of all instruments hereby guaranteed, as modified with Landlord’s consent, and to cause Tenant to refrain from any act or omission which might be the basis for a claim that Guarantor has any defense to Guarantor’s obligations hereunder, exclusive only of the defense that Tenant has fully and timely paid and performed all obligations hereby guaranteed. No invalidity, irregularity or unenforceability of all or any part of such obligations or of any security therefor and no insolvency, bankruptcy, liquidation proceeding or dissolution affecting Tenant or Guarantor shall affect, impair or be a defense to this Guaranty. The liability of the Guarantor hereunder is primary and unconditional and shall not be subject to any offset, defense

(other than the defense of full and timely payment and performance) or counterclaim of Guarantor.

7. Enforceability. Guarantor represents that this Guaranty, and the Lease hereby guaranteed, as originally delivered and as modified, amended or supplemented, have been duly authorized and are the legal, valid and binding obligations of Guarantor and Tenant, enforceable in accordance with their respective terms, and Guarantor further agrees that no invalidity of any such Guaranty shall affect or impair Guarantor’s liability under this Guaranty.

8. Recourse. This instrument is intended to be fully effective in accordance with its terms notwithstanding any exculpatory provisions inconsistent herewith contained in the Lease.

9. Notices. All notices, requests and other communications required or permitted under this Guaranty shall be in writing and shall be personally delivered or sent by certified mail, return receipt requested, postage prepaid or by a national overnight delivery service which maintains delivery records. Notices to Tenant, Landlord and Guarantor shall be delivered to the address specified on the first page of this Guaranty or such other person or address as any party shall specify by written notice to the others. All notices shall be effective upon delivery (or refusal to accept delivery). Either party may change its notice address upon notice to the other party.

10. Successors and Assigns. This Guaranty shall be binding upon Guarantor and its successors or assigns, and shall inure to the benefit of Landlord, its successors or assigns. Guarantor agrees that this Guaranty shall be assignable by Landlord in connection with an assignment of Landlord’s interest in the Lease. The benefit of this Guaranty shall extend to any successor of Landlord as owner of the Property (or any portion thereof).

11. Applicable Law. This instrument shall be construed in accordance with the laws of Massachusetts. Any action to enforce, arising out of, or relating in any way to, any of the provisions of this Guaranty shall be brought and prosecuted in the Federal District Court for the District of Massachusetts and the parties consent to the jurisdiction of said court and to service of process by registered mail, return receipt requested, or by any other manner provided by law.

Executed as a sealed instrument as of the                      day of                     , 1999.

GUARANTOR:

STRATUS HOLDINGS LIMITED

By:

Name:
Title:

State of	)
	)	ss.
County of	)

Before me, the undersigned, this                  day of                      , 1999, personally appeared                             , known to me to be the                          of Stratus Holdings Limited, a Cayman Islands corporation, and that as such officer, signer and sealer of the foregoing instrument, acknowledged the execution of the same to be his/her free act and deed individually and as such officer, and the free act and deed of said corporation.

In witness whereof, I hereunto set my hand.

Notary Public: My Commission Expires: